                              AGREEMENT FOR MERGER

                                     among

                            WASHINGTON MUTUAL, INC.,
                       KEYSTONE HOLDINGS PARTNERS, L.P.,
                            KEYSTONE HOLDINGS, INC.,
                          NEW AMERICAN HOLDINGS, INC.,
                          NEW AMERICAN CAPITAL, INC.,
                          N.A. CAPITAL HOLDINGS, INC.
                                      and
                          AMERICAN SAVINGS BANK, F.A.


                                  DATED AS OF

                                 JULY 21, 1996

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
 1. Table of Definitions  .............................................................  1

 2. Merger ............................................................................ 12

                 2.1 Merger of Keystone Holdings and WMI .............................. 12
                 2.2 Conversion of Keystone Holdings Common Stock ..................... 12
                 2.3 Litigation Escrow ................................................ 13
                 2.4 WMI Shareholder Approval.......................................... 17
                 2.5 Issuance of WMI Stock and Registration Rights .................... 18
                 2.6 Accounting Treatment ............................................. 18

 3. Effective Time; Closing  .......................................................... 19

 4. Representations and Warranties of Keystone Entities ............................... 19

                 4.1 Organization, Power, Good Standing, Etc. ......................... 19
                 4.2 Subsidiaries ..................................................... 21
                 4.3 Capitalization.................................................... 23
                 4.4 Loan Portfolio ................................................... 25
                 4.5 Reports .......................................................... 28
                 4.6 Authority ........................................................ 29
                 4.7 No Violation ..................................................... 30
                 4.8 Consents and Approvals ........................................... 31
                 4.9 Financial Statements ............................................. 31
                 4.10 Brokerage ....................................................... 32
                 4.11 Absence of Certain Changes or Events ............................ 32
                 4.12 Litigation, Etc. ................................................ 32
                 4.13 Taxes, Payments in Lieu of Taxes and Tax Returns ................ 32
                 4.14 Employees; Employee Benefit Plans ............................... 34
                 4.15 Compliance With Applicable Law .................................. 38
                 4.16 Contracts and Agreements ........................................ 38
                 4.17 Affiliate Transactions .......................................... 38
                 4.18 Title to Property ............................................... 40
                 4.19 Patents, Trademarks, Etc. ....................................... 41
                 4.20 Insurance ....................................................... 42
                 4.21 Powers of Attorney .............................................. 42
                 4.22 Community Reinvestment Act Compliance ........................... 42
                 4.23 Agreements with the FRF ......................................... 42
                 4.24 Agreements with Bank Regulators ................................. 43
                 4.25 Regulatory Approvals ............................................ 43

                 4.26 Rights Agreement ................................................ 43
                 4.27 AREG Matters .................................................... 43
                 4.28 Investment Intent ............................................... 44

 5. Representations and Warranties of WMI ............................................. 44

                 5.1 Organization, Power, Good Standing, Etc. ......................... 44
                 5.2 Subsidiaries ..................................................... 45
                 5.3 Capitalization ................................................... 45
                 5.4 Reports .......................................................... 46
                 5.5 Authority ........................................................ 46
                 5.6 No Violation ..................................................... 46
                 5.7 Consents and Approvals ........................................... 47
                 5.8 Financial Statements ............................................. 47
                 5.9 Brokerage ........................................................ 48
                 5.10 Absence of Material Adverse Change .............................. 48
                 5.11 Litigation ...................................................... 48
                 5.12 Compliance With Applicable Law .................................. 48
                 5.13 CRA Compliance .................................................. 49
                 5.14 Agreements With Bank Regulators ................................. 49
                 5.15 Regulatory Approvals ............................................ 49
                 5.16 Tax Matters ..................................................... 49
                 5.17 WMI Rights Agreement ............................................ 50

 6. Covenants of the Keystone Entities ................................................ 50

                 6.1 Conduct of the Business of Keystone Entities ..................... 50
                 6.2 No Solicitation .................................................. 53
                 6.3 Access to Properties and Records ................................. 53
                 6.4 Assignment of Contract Rights .................................... 53
                 6.5 Amendment to Environmental Policy ................................ 54
                 6.6 FRF Agreements ................................................... 54
                 6.7 New West ......................................................... 54
                 6.8 Payment of Notes and Preferred Stock ............................. 54
                 6.9 Tax Return and Section 9 Report Amendments ....................... 54
                 6.10 Employees, Employee Benefit Plans ............................... 55
                 6.11 Assets of KH Partners ........................................... 56
                 6.12 New West Dissolution ............................................ 56
                 6.13 Waiver of Notice ................................................ 57

 7. Covenants of the WM Entities ...................................................... 57

                 7.1 Conduct of Business of WM Entities ............................... 57
                 7.2 Approval of WMI Stockholders ..................................... 58
                 7.3 Employees; Employee Benefit Plans ................................ 58

                 7.4 WMI Board of Directors ........................................... 59
                 7.5 Tax Reorganization Matters ....................................... 60
                 7.6 Access to Information/Updated Due Diligence ...................... 61
                 7.7 Indemnification and Insurance .................................... 61

 8. Mutual Covenants of the Parties ................................................... 62

                 8.1 Current Information .............................................. 62
                 8.2 Reports .......................................................... 62
                 8.3 Regulatory Matters ............................................... 63
                 8.4 Further Assurances ............................................... 63
                 8.5 Disclosure Supplements ........................................... 64
                 8.6 Confidentiality .................................................. 64
                 8.7 Public Announcements ............................................. 65
                 8.8 Management Consultation Meetings ................................. 65
                 8.9 Failure to Fulfill Conditions .................................... 65

 9. Closing Conditions ................................................................ 66

                 9.1 Conditions to Each Party's Obligations Under This Agreement ...... 66
                 9.2 Conditions to the Obligations of the WM entities under this Agreement ................................................. 67
                 9.3 Conditions to the Obligations of KH Partners and the Keystone
                       Entities Under This Agreement .................................. 70

 10. Termination, Amendment and Waiver ................................................ 71

                 10.1 Termination ..................................................... 72
                 10.2 Effect of Termination ........................................... 73
                 10.3 Amendment, Extension and Waiver ................................. 73

 11. Miscellaneous .................................................................... 73

                 11.1 Expenses ........................................................ 73
                 11.2 Survival ........................................................ 74
                 11.3 Notices ......................................................... 74
                 11.4 Parties in Interest ............................................. 75
                 11.5 Entire Agreement ................................................ 75
                 11.6 Counterparts .................................................... 76
                 11.7 Governing Law ................................................... 76
                 11.8 Headings ........................................................ 76

                                    EXHIBITS



Exhibit A                 Plan of Merger

Exhibit B                 Ecrow Agreement

Exhibit C                 Form of "Affiliate" Letter

Exhibit D                 Press Release

                                   SCHEDULES




Disclosure Schedule 4.2(a)        Subsidiaries and Investment Entities

Disclosure Schedule 4.2(b)        Certain Options with Respect to American
                                  Savings Bank Capital Stock

Disclosure Schedule 4.4(c)        Certain Loans Not Secured Primarily by Valid
                                  and Perfected First Lien (as of March 31,
                                  1996)

Disclosure Schedule 4.4(d)        Certain Loans (as of March 31, 1996)

Disclosure Schedule 4.4(e)        Certain Past Due Loans (as of March 31, 1996)

Disclosure Schedule 4.4(f)        Exceptions to Section 4.4(f) Representations

Disclosure Schedule 4.4(g)        Loans Sold with Repurchase Obligations (as
                                  of March 31, 1996)

Disclosure Schedule 4.4(h)        Certain Loan Participations Purchased (as of
                                  March 31, 1996)

Disclosure Schedule 4.4(i)(a)     Loans to Executive Officers of American
                                  Savings Bank

Disclosure Schedule 4.4(i)(c)     Loans to Affiliates of American Savings
                                  Bank Not Complying with Applicable Federal
                                  Laws and Regulations

Disclosure Schedule 4.4(k)        Loans Acquired from the Receiver in the
                                  1988 Acquisition with Environmental Problems
                                  Relating to Real Property Securing such
                                  Loans(as of March 31, 1996)

Disclosure Schedule 4.4(m)        Outstanding Commitments, Letters of Credit,
                                  and Unfunded Agreements to Lend (as of
                                  March 31, 1996)

Disclosure Schedule 4.7(a)        Violations, Breaches, Defaults, Terminations,
                                  Accelerations, Conflicts, Liens, Security
                                  Interests, Charges or Other Encumbrances
                                  Resulting From Execution of Agreement or
                                  Consummation

Disclosure Schedule 4.7(b)        Violations, Breaches, Defaults, Terminations,
                                  Accelerations, Conflicts, Liens, Security
                                  Interests, Charges or Other Encumbrances
                                  Resulting From Liquidations and/or the Bank
                                  Merger


Disclosure Schedule 4.10          Certain Fees

Disclosure Schedule 4.12          Material Litigation and Claims (as of
                                  June 30, 1996)

Disclosure Schedule 4.13          Taxes, Payments in lieu of taxes and tax
                                  return.

Disclosure Schedule 4.14(a)(i)    Employment/Consulting Arrangements

Disclosure Schedule 4.14(a)(ii)   Benefit Plans Resulting in Payments

Disclosure Schedule 4.14(b)       Highly Compensated Employees

Disclosure Schedule 4.14(c)       Material Employee Related Litigation and
                                  Claims

Disclosure Schedule 4.14(e)       Exceptions to Section 4.14(e) Representations

Disclosure Schedule 4.14(e)(i)    Benefit Plans

Disclosure Schedule 4.14(f)       Individual Change of Control Agreements

Disclosure Schedule 4.16(i)       Material Contracts

Disclosure Schedule 4.16(ii)      Non-compete Agreements

Disclosure Schedule 4.17          Affiliate Transactions

Disclosure Schedule 4.18(a)       Interests in Real Property

Disclosure Schedule 4.18(b)       Environmental Matters

Disclosure Schedule 4.18(c)       Encumbrances of Personal Property

Disclosure Schedule 4.19          Agreements Relating to American Savings
                                  Bank Trademarks, Service Marks or Trade Names

Disclosure Schedule 4.20          Insurance

Disclosure Schedule 4.22          Noncompliance with Community Reinvestment Act
                                  of 1977

Disclosure Schedule 4.23          FRF Agreements; Consents

Disclosure Schedule 4.24          Other Agreements With Or Orders of Regulators

Disclosure Schedule 5.2           Subsidiaries

Disclosure Schedule 5.3           Capitalization

Disclosure Schedule 5.4           Reports

Disclosure Schedule 5.10          Absence of Material Adverse Change

Disclosure Schedule 5.11          Litigation

Disclosure Schedule 5.12(b)       Compliance

Disclosure Schedule 6.1(a)        1996 Business Plan

                                                                  EXHIBIT 7(c).2




                              AGREEMENT FOR MERGER


         This Agreement for Merger (the "Agreement") is made and entered into this 21st day of July, 1996 by and among Washington Mutual, Inc., a Washington corporation ("WMI"), Keystone Holdings Partners, L.P., a Texas limited partnership ("KH Partners"), Keystone Holdings, Inc., a Texas corporation ("Keystone Holdings"), New American Holdings, Inc., a Delaware corporation ("New Holdings"), New American Capital, Inc., a Delaware corporation ("New Capital"), N.A. Capital Holdings, Inc., a Delaware corporation ("NACH Inc."), and American Savings Bank, F.A., a federal savings association ("American Savings Bank").

                                    RECITALS

         A. KH Partners owns all of the issued and outstanding shares of capital stock of Keystone Holdings. Keystone Holdings owns all of the issued and outstanding shares of capital stock of New Holdings and all of the issued and outstanding shares of American Savings Bank Preferred Stock (as hereinafter defined). New Holdings owns all of the issued and outstanding shares of common stock of New Capital. New Capital owns all of the issued and outstanding shares of capital stock of NACH Inc. NACH Inc. owns all of the issued and outstanding common stock of American Savings Bank.

         B. The parties desire for Keystone Holdings to merge with WMI in a transaction which qualifies as a pooling of interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined) (the "Merger"). WMI shall be the surviving corporation.

         Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

         1. Table of Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them below:

                 "1988 Acquisition" shall have the meaning specified in Section 4.4(f) hereof.

                 "1996 Business Plan" shall have the meaning specified in
         Section 6.1(a) hereof.

                 "Adjustment Event" shall have the meaning specified in Section 2.2(d) hereof.

                 "Affiliated Person" shall have the meaning specified in
         Section 4.17(b) hereof.

                 "Aggregate Escrow Distribution" shall mean the Distributed Escrow Shares plus (i) all dividends and distributions (of whatever nature) other than dividends payable in shares of WMI Common Stock paid on or with respect to the Distributed Escrow Shares from the Effective Time to and including the date the Distributed Escrow Shares are paid pursuant to Section 2.3, (ii) any additional securities with respect thereto, and (iii) any interest or earnings upon such dividends, distributions or additional or substitute securities in accordance with the terms of the Escrow Agreement. In the case of any Installment, the Aggregate Escrow Distribution shall be determined in accordance with the preceding sentence.

                 "American Savings Bank" shall have the meaning specified in the preamble hereof.

                 "American Savings Bank Common Stock" shall have the meaning specified in Section 4.3(e) hereof.

                 "American Savings Bank Deferred Compensation Plan" shall have the meaning specified in Section 7.3(e) hereof.

                 "American Savings Bank Environmental Policy" shall mean the American Savings Bank Environmental Risk Policy, adopted October 24, 1995, a copy of which has been provided to WMI.

                 "American Savings Bank Preferred Stock" shall have the meaning specified in Section 4.3(e) hereof.

                 "American Savings Bank SERP" shall have the meaning specified in Section 7.3(e) hereof.

                 "AREG" shall mean American Real Estate Group, Inc., a Delaware corporation.

                 "Assistance Agreement" shall mean that certain Assistance Agreement, dated December 28, 1988, by and among Keystone Holdings, New West, New Holdings, New Capital, NACH Inc., American Savings Bank and the FSLIC.

                 "Bank Merger" shall have the meaning specified in Section 4.7(b) hereof.

                 "Bass Directors" shall have the meaning specified in Section 7.4(b) hereof.

                 "Bass Shares" shall have the meaning specified in Section 7.4(c) hereof.

                 "Benefit Plans" shall have the meaning specified in Section 4.14(e) hereof.

                 "BIF" means the Bank Insurance Fund, administered by the FDIC.

                 "Case" shall mean Case No. 92-782C resulting from a complaint filed on December 28, 1992 in the United States Court of Federal Claims and styled:

                          AMERICAN SAVINGS BANK, F.A.,
                            KEYSTONE HOLDINGS, INC.,
                       KEYSTONE HOLDINGS PARTNERS, L.P.,
                          N.A. CAPITAL HOLDINGS, INC.,
                           NEW AMERICAN CAPITAL, INC.

                                      and
                          NEW AMERICAN HOLDINGS, INC.
                                       v.
                               THE UNITED STATES

                 "Case Proceeds" shall equal the amount, if any, of cash received by WMI or its subsidiaries (including the Keystone Entities after the Effective Time) on or before the Escrow Expiration Date in respect of (1) any judgment, fees, costs and expenses, interest and other amounts that have been awarded to the plaintiffs (including any successors thereto) in the Case, or (2) any final settlement of the Case; provided, however, that any judgment referred to in (1) above constitutes a final, nonappealable judgment in the Case. In the case of any Installment, the Case Proceeds with respect to such Installment shall be determined in accordance with the preceding sentence.

                 "CERCLA" shall have the meaning specified in Section 4.18(b) hereof.

                 "Change of Control Agreements" has the meaning specified in
         Section 4.14(f) hereof.

                 "Closing" shall have the meaning specified in Section 3 hereof.

                 "Closing Date" shall have the meaning specified in Section 3 hereof.

                 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Commercial Real Estate Loans" shall mean (i) loans secured by real property other than one-to-four family residential real property and (ii) builder construction loans.

                 "Controlling Person" shall have the meaning specified in
         Section 4.17(c) hereof.

                 "CRA" shall have the meaning specified in Section 4.22 hereof.

                 "D&O" shall have the meaning specified in Section 7.7(b) hereof.

                 "Deloitte & Touche" shall mean Deloitte & Touche LLP.

                 "Designated Representative" shall have the meaning specified in Section 8.1 hereof.

                 "Director" shall mean the Director of Financial Institutions of the State of Washington.

                 "Disclosure Schedules" shall mean all WMI Disclosure Schedules and Keystone Entities Disclosure Schedules.

                 "Distributed Escrow Shares" shall mean that number of whole shares of WMI Common Stock (or any substitute securities with respect thereto) resulting from dividing the Net Case Proceeds by the Market Price Per Share; provided that, in no event shall the Distributed Escrow Shares exceed the number of Escrow Shares. The Distributed Escrow Shares with respect to any Installment shall be calculated in accordance with the preceding sentence except that in no event shall the

         Distributed Escrow Shares, when added to the Distributed Escrow Shares with respect to earlier Installments, exceed the number of Escrow Shares.

                 "Effective Date" shall have the meaning specified in Section 3 hereof.

                 "Effective Time" shall have the meaning specified in Section 3 hereof.

                 "Environmental Laws" shall have the meaning specified in
         Section 4.18(b) hereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Escrow Agent" shall mean the escrow agent under the Escrow Agreement.

                 "Escrow Agreement" shall mean an agreement substantially in the form of Exhibit B attached hereto.

                 "Escrow Expiration Date" shall mean the date that is the sixth anniversary of the Effective Date; provided, however, that (i) if, prior to such date, there has been any judgment granted or entered in favor of WMI or its subsidiaries (including the Keystone Entities after the Effective Time), then the Escrow Expiration Date shall be automatically extended to the earlier of the tenth anniversary of the Effective Date and the date upon which the number of Escrow Shares equals zero and (ii) if, prior to such sixth anniversary or any extension pursuant to clause (i) of this definition, there has been any settlement or final nonappealable judicial resolution of the Case involving two or more Installments, then the Escrow Expiration Date shall not occur until all such Installments have been paid.

                 "Escrow Shares" shall mean eight million (8,000,000) shares of WMI Common Stock; provided that the number of Escrow Shares shall be appropriately adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares of WMI Common Stock, or any stock dividend thereon declared with a record date between the date of this Agreement and the Escrow Expiration Date; provided, further, that, in the event that the Escrow Expiration Date is extended beyond the sixth anniversary of the Effective Date in accordance with the definition of "Escrow Expiration Date" herein, the number of Escrow Shares, as adjusted in accordance with the preceding proviso, shall be reduced on the last day of each full calendar month following the sixth anniversary of the Effective Date by an amount equal to 1.25% of the number of Escrow Shares (as so adjusted) on the sixth anniversary of the Effective Date; provided further, that if, prior to the sixth anniversary of the Effective Date, there has been any settlement or final nonappealable judicial resolution of the Case involving two or more Installments, then there shall be no reduction in the number of Escrow Shares pursuant to the immediately preceding proviso.

                 "Family SB" shall mean Family Savings Bank, FSB, a federally chartered savings association.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.

                 "Federal Income Tax Returns" shall have the meaning specified in 4.13(b).

                 "FHLB of San Francisco" shall mean the Federal Home Loan Bank of San Francisco.

                 "FHLB of Seattle" shall mean the Federal Home Loan Bank of Seattle.

                 "FHLMC" shall mean the Federal Home Loan Mortgage Corporation.

                 "FIRREA" shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

                 "Fixed Fee Agreement" shall have the meaning specified in
         Section 2.3(e) hereof.

                 "FNMA" shall mean the Federal National Mortgage Association.

                 "FRF" shall mean the FSLIC Resolution Fund, as successor to the FSLIC, and which is managed by the FDIC.

                 "FRF Agreements" shall have the meaning specified in Section
         4.23 hereof.

                 "FRF Initial Shares" shall have the meaning specified in
         Section 2.2(c) hereof.

                 "FRF Litigation Shares" shall have the meaning specified in
         Section 2.2(c) hereof.

                 "FRF Warrant Agreement" shall mean that certain Warrant Agreement dated December 28, 1988, between NACH Inc. and the FSLIC.

                 "FRF Warrant Consideration" shall mean the shares of WMI Common Stock to be paid to the FRF in exchange for the Warrants, pursuant to the Warrant Exchange Agreement.

                 "FSLIC" shall mean the Federal Savings and Loan Insurance Corporation.

                 "FTC" shall mean the Federal Trade Commission.

                 "GNMA" shall mean the Government National Mortgage
         Association.

                 "HOLA" shall mean the Home Owners' Loan Act, as amended.

                 "Initial Shares" shall have the meaning specified in Section 2.2(c) hereof.

                 "Installment" shall mean, in the event of a final, nonappealable judicial resolution or a settlement of the Case occurring after the Effective Time involving two or more installments or structured payments of cash over a period of time, one of such payments.

                 "Justice Department" shall have the meaning specified in
         Section 4.8 hereof.

                 "Keystone Confidentiality Letter" shall mean that certain letter, dated January 11, 1996, to Keystone Holdings and executed by WMI.

                 "Keystone Consideration Shares" shall have the meaning specified in Section 2.2(a) hereof.

                 "Keystone Entities" shall mean Keystone Holdings, New Holdings, New Capital, NACH Inc. and American Savings Bank.

                 "Keystone Entities Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered by KH Partners and the Keystone Entities to WMI.

                 "Keystone Entity Subsidiary" shall have the meaning specified in Section 4.2(b) hereof.

                 "Keystone Financial Statements" shall have the meaning specified in Section 4.9 hereof.

                 "Keystone Holdings" shall have the meaning specified in the preamble hereof.

                 "Keystone Holdings Common Stock" shall have the meaning specified in Section 2.2 hereof.

                 "Keystone Initial Shares" shall have the meaning specified in
         Section 2.2(a) hereof.

                 "Keystone Litigation Shares" shall have the meaning specified in Section 2.2(a) hereof.

                 "Keystone March 1996 Financial Statements" shall have the meaning specified in Section 4.9 hereof.

                 "KH Partners" shall have the meaning specified in the preamble hereof.

                 "KPMG" means KPMG Peat Marwick LLP, the independent public accountants for the Keystone Entities.

                 "Liquidations" shall have the meaning specified in Section 4.7(b) hereof.

                 "Litigation Escrow" shall mean the escrow described in Section
         2.3 hereof.

                 "Loans" shall have the meaning specified in Section 4.4(a) hereof.

                 "Long-Term Incentive Plan" shall have the meaning specified in
         Section 6.10(c) hereof.

                 "Management Consultation Meetings" shall have the meaning specified in Section 8.8 hereof.

                 "Market Price Per Share" shall mean the average closing price of WMI Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal or, if not so reported, as otherwise publicly reported) for the ten trading days preceding the third trading day before the Effective Date; provided, however, that such price shall be appropriately adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares of WMI Common Stock, or any stock dividend thereon declared with a record date between the thirteenth day before the Effective Date and the Escrow Expiration Date.

                 "Material Adverse Effect" or "Material Adverse Change" with respect to a Person shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such Person and such Person's subsidiaries taken as a whole. Any change in the current CRA rating of American Savings Bank or WM Bank or a CRA rating given to WMBfsb that would cause the OTS to prohibit the transactions contemplated hereby and in the Plan of Merger from being consummated shall constitute a Material Adverse Change with respect to the Keystone Entities or the WM Entities, as applicable, taken as a whole.

                 "Material Contract" shall have the meaning specified in
         Section 6.1(c)(v) hereof.

                 "Merger" shall have the meaning specified in Recital B hereof.

                 "NACH Inc." shall have the meaning specified in the preamble hereof.

                 "Net Case Proceeds" shall mean the Case Proceeds, minus the sum of (1) the Tax on the Case Proceeds, (2) the out-of- pocket, third-party fees, costs and expenses paid or accrued by WMI or its subsidiaries to attorneys, accountants, experts or other third party service providers in connection with the Case from the date of this Agreement (excluding any amount paid to Arnold & Porter under the Fixed Fee Agreement), (3) 200% of the allocated time costs of employees of WMI or its subsidiaries for time reasonably devoted to the Case from the Effective Date, in each case, to and including the date the Case

         Proceeds are paid to WMI or its subsidiaries (including the Keystone Entities after the date hereof), (4) fees and other amounts, if any, paid or accrued by WMI to the Escrow Agent pursuant to the Escrow Agreement and (5) all amounts paid by any Keystone Entity to Arnold & Porter under the Fixed Fee Agreement in excess of $10 million. In the event that the Case Proceeds are payable in two or more Installments, Net Case Proceeds with respect to any given Installment shall mean all Case Proceeds received by WMI from such Installment and all prior Installments, if any, minus (x) the sum of (I) the Tax on the Case Proceeds with respect to all Installments or portions thereof (whether received or to be received) includible, in WMI's judgment, in its income for federal income tax purposes for the year in which such Installment is received or in prior years and (II) the amounts described in clauses (2), (3), (4) and (5) of the preceding sentence, and (y) the aggregate Net Case Proceeds calculated pursuant to this sentence with respect to all prior Installments, if any.

                 "Net Pre-Tax Case Proceeds" shall mean the amount , if any, resulting from subtracting from Case Proceeds the sum of the amounts described in Clauses (2), (3), (4) and (5) in the definition of Net Case Proceeds.

                 "New Capital" shall have the meaning specified in the preamble hereof.

                 "New Capital Common Stock" shall have the meaning specified in
         Section 4.3(c) hereof.

                 "New Capital Preferred Stock" shall have the meaning specified in Section 4.3(c) hereof.

                 "New Holdings" shall have the meaning specified in the preamble hereof.

                 "New Holdings Common Stock" shall have the meaning specified in Section 4.3(b) hereof.

                 "New West" shall mean New West Federal Savings and Loan Association.

                 "Offering Circulars" shall have the meaning specified in
         Section 4.5(b) hereof.

                 "Old American" shall mean American Savings, a Federal Savings and Loan Association.

                 "Other Returns" shall have the meaning specified in Section 4.13(c) hereof.

                 "OTS" shall mean the Office of Thrift Supervision.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                 "Permits" shall have the meaning specified in Section 4.15(a) hereof.

                 "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, governmental authority or other entity of whatever nature.

                 "Phantom Share Plan" shall have the meaning specified in
         Section 6.10(c) hereof.

                 "Plan of Merger" shall have the meaning specified in Section
         2.1 hereof.

                 "Preferred Stock Circular" shall have the meaning specified in
         Section 4.5(b) hereof.

                 "Receiver" shall have the meaning specified in Section 4.4(f) hereof.

                 "Record Date" shall have the meaning specified in Section 7.4(b) hereof.

                 "Registration Rights Agreement" shall have the meaning specified in Section 2.5 hereof.

                 "Regulation O" shall mean Part 215 of Title 12 of the Code of Federal Regulations.

                 "REO" shall have the meaning specified in Section 4.18.

                 "Rights Agreement" shall mean that certain Rights Agreement, dated as of October 16, 1990, between Washington Mutual Savings Bank and First Interstate Bank of Washington, N.A., as supplemented by the Supplement to Rights Agreement, dated as of November 29, 1994, between WMI and First Interstate Bank of Washington, N.A.

                 "SAIF" shall mean the Savings Association Insurance Fund, administered by the FDIC.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC Reports" shall have the meaning specified in Section 5.4.

                 "Securities Act" shall mean the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

                 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

                 "Securityholder Communications" shall have the meaning specified in Section 4.5(b) hereof.

                 "Senior Note Circulars" shall have the meaning specified in
         Section 4.5(b) hereof.

                 "Senior Notes" shall mean the Series B 9.60% Notes due 1999 issued by New Capital and the Series C Floating Rate Notes due 2000 issued by New Capital.

                 "Short-Term Incentive Plan" shall have the meaning specified in Section 6.10(c) hereof.

                 "Subordinated Note Circular" shall have the meaning specified in Section 4.5(b) hereof.

                 "Subordinated Notes" shall mean the Subordinated Notes due 1998 issued by New Capital and the 6 5/8% Subordinated Notes due February 15, 2006 issued by American Savings Bank.

                 "Surviving FRF Agreements" shall have the meaning specified in
         Section 9.1(g).

                 "Taxes" shall have the meaning specified in Section 4.13(c) hereof.

                 "Tax on the Case Proceeds" shall mean (1) the product of .28 and the Net Pre-Tax Case Proceeds, in the event the Case Proceeds are accrued for federal income tax purposes prior to the Effective Time, and (2) the product of .355 and the Net Pre- Tax Case Proceeds, in the event the Case Proceeds are accrued for federal income tax purposes on or after the Effective Time.

                 "Tax Settlement Agreement" shall have the meaning specified in Section 9.2(m).

                 "Texas Secretary of State" shall mean the Secretary of State of the State of Texas.

                 "Third Party Acquisition of WMI" shall mean the occurrence of any of the following: (i) any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act), other than KH Partners or a Keystone Entity or an affiliate of either, purchases or otherwise acquires securities representing a majority of the voting shares of WMI or (ii) WMI or its board of directors enters into an agreement or recommends to its shareholders an agreement or tender offer or other transaction pursuant to which any such Person or group would (A) merge or consolidate with, acquire a majority of the assets and liabilities of, or enter into any similar transaction with WMI whereby it would acquire securities representing a majority of the voting shares of WMI or (B) purchase or otherwise acquire (including, without limitation, by merger, consolidation, share exchange, tender offer or any similar transaction) securities representing a majority of the voting shares of WMI.

                 "Warrant Exchange Agreement" shall have the meaning specified in Section 2.2(c) hereof.

                 "Warrants" shall mean the warrants issued to the FSLIC by NACH Inc. pursuant to the FRF Warrant Agreement, and representing the right, under certain circumstances specified in the FRF Warrant Agreement, to purchase for the aggregate purchase price of $1.00 up to 3,000 shares of Class B Common Stock of NACH Inc., none of which warrants has been exercised as of the date hereof.

                 "Washington Secretary of State" shall mean the Secretary of State of the State of Washington.

                 "WM Bank" shall mean Washington Mutual Bank, a Washington stock savings bank and direct subsidiary of WMI.

                 "WMBfsb" shall mean Washington Mutual Bank fsb, a federal savings association and direct subsidiary of WMI.

                 "WM Entities" shall mean WM Bank, WMBfsb and WMI.

                 "WMI" shall have the meaning specified in the preamble hereof.

                 "WMI Common Stock" shall have the meaning specified in Section
         2.2 hereof.

                 "WMI Confidentiality Letter" shall mean that certain letter, dated January 17, 1996, addressed to WMI and executed by Keystone Holdings.

                 "WMI Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered by WMI to KH Partners.

                 "WMI Financial Statements" shall have the meaning specified in
         Section 5.8 hereof.

                 "WMI Proxy Statement" shall have the meaning specified in
         Section 2.4(a) hereof.

                 "WMI RSIP" shall have the meaning specified in Section 7.3(a) hereof.

                 "WMI Stockholder Approval" shall have the meaning specified in
         Section 2.4(a) hereof.

                 "WMI Stockholders' Meeting" shall have the meaning specified in Section 2.4(a) hereof.

                 "WMI Subsidiaries" shall have the meaning specified in Section
         5.2 hereof.

                 "WMI Welfare Benefit Plans" shall have the meaning specified in Section 7.3(c) hereof.

         It is understood that, as used in this Agreement, with respect to any action to be taken by KH Partners (as distinct from the Keystone Entities and the Keystone Entity Subsidiaries), the terms "reasonable efforts," "best efforts," "reasonable best efforts" and any similar terms shall not, unless otherwise indicated herein, require the payment by KH Partners of any money or the agreement by KH Partners to suffer any economic harm.

         2. Merger. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

                 2.1 Merger of Keystone Holdings and WMI. Keystone Holdings shall at the Effective Time be merged with and into WMI with WMI being the survivor in accordance with the Plan of Merger by and between WMI and Keystone Holdings, substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof.

                 2.2      Conversion of Keystone Holdings Common Stock.
Subject to the terms and conditions set forth herein and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, par value $1.00 per share, of Keystone Holdings ("Keystone Holdings Common Stock") shall be converted into the right to receive shares of common stock, no par value, of WMI ("WMI Common Stock"), as described below and in the Plan of Merger.

                          (a)     Subject to the other provisions of this
Section 2.2, the outstanding shares of Keystone Holdings Common Stock will in the aggregate be converted at the Effective Time into the right to receive the Keystone Consideration Shares. The "Keystone Consideration Shares" shall mean the sum of the Keystone Initial Shares and the Keystone Litigation Shares (if any). The "Keystone Initial Shares" shall mean 26,000,000 newly issued shares of WMI Common Stock. The "Keystone Litigation Shares" shall mean that number of newly issued shares of WMI Common Stock equal to 65% of the Escrow Shares (as to which KH Partners has contingent rights pursuant to Section 2.3 hereof). Certificates evidencing the Keystone Initial Shares shall be delivered to KH Partners at the Effective Time. Certificates evidencing the Keystone Litigation Shares shall be delivered into the Litigation Escrow as of the Effective Time.

                          (b)     If between the date of this Agreement and the
Effective Time, the shares of WMI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of Keystone Initial Shares and the number of FRF Initial Shares (as contemplated by Section 2.2(c)) shall be adjusted accordingly.

                          (c)     Concurrently with the execution of this
Agreement, the FDIC, WMI, KH Partners and certain other Persons are entering into an agreement (the "Warrant

Exchange Agreement") pursuant to which, among other things, the FDIC and WMI are agreeing that, at the Effective Time, and in exchange for the FDIC conveying any and all interest of the FRF in the Warrants to WMI, WMI will convey (either directly to the FDIC or, at the direction of the FDIC, to a trust for the benefit of the FRF) 14,000,000 newly issued shares of WMI Common Stock (the "FRF Initial Shares" and, together with the Keystone Initial Shares, the "Initial Shares"), together with a contingent right to 35% of the Escrow Shares (the "FRF Litigation Shares"), all as more fully set forth in Section
2.3 hereof and the Warrant Exchange Agreement. Certificates evidencing the FRF Initial Shares shall be delivered to the FDIC, or, at the direction of the FDIC, to a trust for the benefit of the FRF, and certificates evidencing the FRF Litigation Shares shall be delivered to the Litigation Escrow in exchange for the Warrants at the Effective Time.

                          (d)     The parties acknowledge that as of the date
of this Agreement, Keystone Holdings is in the process of rescinding certain dividends paid to KH Partners in excess of the amount set forth in Section 6.1(b)(ii) hereof. Notwithstanding any other provision of this Agreement to the contrary, (i) if for any reason such rescission is not completed within 30 days from the date of this Agreement or (ii) if such rescission, although completed, is subsequently annulled or reversed on or prior to the Effective Date, whether voluntarily or as a result of the action of any regulatory authority, or (iii) if WMI reasonably concludes that such rescission will be so annulled or reversed following the Effective Date, as a result of the action of any regulatory authority (the "Adjustment Event"), then the Keystone Initial Shares shall be reduced to 25,883,333 shares of WMI Common Stock, and the percentages set forth in Sections 2.2(a) and 2.2(c) shall be changed to 64.9% and 35.1%, respectively, and all references to the numbers 40,000,000 and 26,000,000 in this Agreement, the Registration Rights Agreement, the Escrow Agreement or any other document executed in connection with the transactions contemplated by this Agreement shall be changed to the numbers 39,883,333 and 25,883,333, respectively, subject to any further adjustment required by Section 2.2(b).

                 2.3      Litigation Escrow.

                          (a)     Delivery of Shares into Escrow.  As of the
Effective Time, KH Partners and the FDIC shall direct WMI to deliver, and WMI shall deliver, the Escrow Shares to the Escrow Agent pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit B. Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall hold such Escrow Shares until the earlier of (i) the Escrow Expiration Date and (ii) the date upon which the last Aggregate Escrow Distribution is distributed to KH Partners, the FRF or their permitted assigns pursuant to Section 2.3(c). In the event that the Escrow Expiration Date is extended beyond the sixth anniversary of the Effective Date, and there are one or more reductions in the amount of Escrow Shares as provided in the definition of "Escrow Shares" in
Section 1, the shares no longer required to be Escrow Shares shall, subject to the final sentence of this Section 2.3(a), be returned by the Escrow Agent to WMI. In the event that all of the Aggregate Escrow Distributions are not made pursuant to Section 2.3(b) by the Escrow Expiration Date (as it may be extended), the Escrow Agent shall return Escrow Shares to WMI for cancellation. Upon any return of Escrow Shares (and any additional or substitute securities with respect thereto) to WMI pursuant hereto, the Escrow Agent shall also return all dividends and distributions paid upon such shares from the Closing Date to and including the date of such return plus any interest or earnings thereon in accordance with the terms of the Escrow Agreement.

                          (b)     Payment of Aggregate Escrow Distribution.
Within thirty (30) days after Case Proceeds (including those attributable to an Installment) are received by WMI or its subsidiaries, WMI shall instruct the Escrow Agent to pay to KH Partners, the FRF or their respective successors and permitted assigns the pro rata portion of the Aggregate Escrow Distribution attributable to such Person with respect to such Case Proceeds as specified in this Agreement, the Warrant Exchange Agreement and the Escrow Agreement and to return any remaining Escrow Shares (and any additional or substitute securities with respect thereto) to WMI for cancellation (together with the dividends and distributions received thereon and any interest or earnings on such dividends), except that if Case Proceeds are received in Installments, no such property shall be returned to WMI until no such Installments remain to be paid. No payment shall be made in respect of fractional shares.

                          (c)     Assignability of Right to Receive Escrow
Shares. The Escrow Shares will not be registered under the Securities Act nor will the contingent right to receive them be registered as a separate security. If the FRF or any partner of KH Partners desires to transfer its right to receive Escrow Shares (and any additional or substitute securities with respect thereto), the proposed transferor shall be required to provide to WMI an opinion of counsel reasonably satisfactory to WMI that such transfer is exempt from the registration requirements of the Securities Act and similar requirements under all applicable state securities laws, as well as such other documentation as may be required by the Escrow Agent.

                          (d)     Voting of Escrow Shares.  For so long as the
Escrow Shares are held by the Escrow Agent in accordance with the terms of this
Article 2 and the Escrow Agreement, the respective holder of the contingent right to receive such shares shall have the absolute right to have its Escrow Shares (and any additional or substitute securities with respect thereto) voted in its absolute discretion in accordance with the written instructions of such holder as given to the Escrow Agent with respect to all matters with respect to which the vote of holders of WMI Common Stock is required or solicited.

                          (e)     Control of Case.

                                  (i)      WMI shall, and shall cause the
Keystone Entities to continue to, prosecute the Case vigorously following the Effective Time with a view to resolution of the Case as promptly as practicable. In furtherance of this prosecution of the Case, the parties shall, prior to the Effective Time (and thereafter), designate a special litigation committee comprised of two individuals designated by KH Partners and one individual designated by WMI (the "Litigation Committee"). The Litigation Committee shall have the exclusive right to oversee the prosecution of the Case and to settle the case as hereinafter provided. Only the Litigation

Committee shall be authorized to make decisions relating to any proposal to dismiss, settle, terminate, or cease prosecuting the Case, to decline to pursue any appeal or to settle the Case prior to the Escrow Expiration Date; provided that any settlement of the Case must involve a net cash payment or payments to the WM Entities, as successors to the Keystone Entities; and, provided, further, that without WMI's prior specific written approval, no settlement agreement shall impose any obligation (other than standard settlement releases and related obligations) on the WM Entities or restrict the operation of their business.

                                  (ii)     The Litigation Committee shall
select counsel of its choice to represent the WM Entities in the prosecution of the Case; provided, that such selection shall be subject to the approval of WMI, which approval will not be unreasonably withheld. WMI hereby consents to the selection of Arnold & Porter. KH Partners represents, warrants and agrees that prosecution of the Case will be pursuant to a fixed fee agreement between Keystone Holdings and Arnold & Porter (the "Fixed Fee Agreement"). The Fixed Fee Agreement (i) shall be in form and content acceptable to WMI, (ii) shall provide for a one-time payment of not more than $11.5 million to Arnold & Porter, (iii) shall be executed and delivered not more than 15 days after the date hereof, (iv) shall be assigned to and assumed by WMI or a WMI Entity at the Effective Time; and (v) shall provide that no WMI Entity or Keystone Entity shall have any liability for any future costs or expenses associated with the prosecution of the Case. The Litigation Committee shall have the right to replace counsel at any time; provided, that such replacement counsel shall be subject to the approval of WMI, which approval will not be unreasonably withheld and, provided further, that such replacement counsel shall assume all of Arnold & Porter's obligations, but not its rights, under the Fixed Fee Agreement and no WMI Entity or Keystone Entity shall have any liability for any future costs or expenses associated with the prosecution of the Case.

                                  (iii)    Counsel designated by the Litigation
Committee to prosecute the Case, and any outside counsel, experts, and/or consultants that such counsel may retain to assist in the prosecution of the Case, shall be authorized by this Agreement to accept directions from the Litigation Committee on all matters concerning the Case that are within the authority of the Litigation Committee, notwithstanding any possible conflict in interest with respect to the Case between KH Partners on the one hand, and the WM Entities on the other. The Litigation Committee shall have no duty to the WM Entities to consider the interest any of such WM Entities may have in an early termination or resolution of the Case.

                                  (iv)     WMI shall have the right to remove
any individual from the Litigation Committee in the event such removal is requested by any federal or state regulator having jurisdiction over WMI or any of its subsidiaries. If any individual is so removed, his or her replacement will be designated by KH Partners or, if KH Partners shall no longer exist, by Robert M. Bass if the removed individual was originally designated by KH Partners or Robert M. Bass; otherwise, the replacement will be designated by WMI.

                                  (v)      Nothing in this Agreement shall
prevent KH Partners from withdrawing as a plaintiff in the Case and KH Partners may withdraw as a plaintiff in the Case at any time without creating any liability to any WM Entity.

                          (f)     No Settlement Prior to Closing.
Notwithstanding any other provision in this Agreement, in no event shall KH Partners or any Keystone Entity settle the Case prior to the Effective Time.

                          (g)     Waiver of Entitlement.  After the Effective
Time, KH Partners will not assert entitlement (as against any of the WM Entities or any of the Keystone Entities) to any proceeds from any settlement or judgment in the Case, whether or not allocated by a court to KH Partners.
KH Partners will allow one or more of the Keystone Entities or the WM Entities directly to receive such proceeds and will use its best efforts to cause such proceeds to be paid directly to one or more Keystone Entities or WM Entities and not to KH Partners. After the Effective Time, KH Partners will remit to WMI or its designee any amounts actually recovered by it in the Case. In the event that KH Partners remits to WMI or its designee any such proceeds, the WM Entities shall indemnify each of the partners of KH Partners on a "grossed up" basis for the amount of any increased tax liability incurred by such partner which results from the fact that KH Partners received such proceeds and so remitted them rather than such proceeds having been directly received by any of the WMI Entities or any of the Keystone Entities. Nothing in this Section 2.3 is intended to create any rights in the Keystone Entities or the WM Entities against the United States, except as such parties may have had prior to the date of this Agreement or may obtain by operation of law (whether by statutory merger or otherwise).

                          (h)     Tax Matters.  The parties intend that the
Keystone Litigation Shares will be treated for income tax purposes as having been received on the Closing Date pursuant to the Merger and that the "imputed interest" rules of Section 483 of the Code (or any similar or successor provision thereto) shall not apply to any Aggregate Escrow Distribution. The parties agree that WMI intends to issue Forms 1099-DIV with respect to dividends paid on the Escrow Shares and to report such dividends as ordinary dividends. The parties agree that WMI shall file all tax returns, declarations and other reports in a manner consistent with this sub-section, and that any transferee of the Initial Shares or the Escrow Shares shall be required, as a condition of such transfer, to acknowledge the foregoing and waive any rights against WMI in respect thereof. In the event that WMI shall not have received prior to the Effective Time effective waivers from partners holding in the aggregate no less than 90% of the beneficial interest in KH Partners of any and all rights they may have against WMI in respect of the foregoing provisions of this subsection (h), WMI shall be relieved of all obligations set forth in this subsection (h).

                 2.4      WMI Shareholder Approval.

                          (a)     WMI shall, as soon as practicable, hold a
meeting of its stockholders (the "WMI Stockholders' Meeting") to submit for stockholder approval (the "WMI

Stockholder Approval") this Agreement, the Plan of Merger, the Merger and an amendment to its articles of incorporation increasing WMI's authorized shares by not more than 100,000,000 shares. In connection with the WMI Stockholder Approval, the parties hereto will cooperate in the preparation of an appropriate proxy statement satisfying all applicable regulations, rules and requirements of the SEC promulgated under the Securities Exchange Act and satisfying any applicable state law (such proxy statement in the form mailed by WMI to WMI stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "WMI Proxy Statement").

                          (b)     WMI represents and warrants that the
information relating to the WM Entities to be contained in the WMI Proxy Statement will not, at the time it is filed with the applicable governmental authorities, as of the date of the WMI Proxy Statement or at the WMI Stockholders' Meeting contain any untrue statement of a material fact or omit to state a material fact, necessary to make such statements, in light of the circumstances under which such statements were made, not misleading. KH Partners and the Keystone Entities represent and warrant that the information relating to the KH Partners and the Keystone Entities to be contained in the WMI Proxy Statement will not, at the time it is filed with the applicable governmental authorities, as of the date of the WMI Proxy Statement or at the WMI Stockholders' Meeting contain any untrue statement of a material fact or omit to state a material fact, necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

                          (c)     Keystone Holdings will furnish such
information concerning Keystone Holdings and its subsidiaries as is necessary in order to cause the WMI Proxy Statement, insofar as it relates to such corporations, to comply with Section 2.4(b). The Keystone Entities shall also cause KPMG to provide to WMI a letter substantially in compliance with Statement of Auditing Standards #76 covering those items relating to the Keystone Entities designated by WMI contained in the WMI Proxy Statement. Keystone Holdings agrees promptly to advise WMI if at any time prior to the WMI Stockholders' Meeting any information provided by Keystone Holdings or its subsidiaries for inclusion in the WMI Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Keystone Holdings will continue to furnish WMI with such supplemental information as may be necessary in order to cause the WMI Proxy Statement, insofar as it relates to Keystone Holdings and its subsidiaries, to comply with Section 2.4(b) after the mailing thereof to WMI stockholders.

                          (d)     WMI will, as promptly as practicable, file
the WMI Proxy Statement, as required by law, with the SEC and will use all reasonable efforts to cause the WMI Proxy Statement to be cleared for mailing under federal securities laws at the earliest practicable date. WMI will advise Keystone Holdings promptly when the WMI Proxy Statement has been cleared for mailing.

                 2.5      Issuance of WMI Stock and Registration Rights.

                          (a)     All shares of WMI Common Stock issued in
connection with the Merger will be issued pursuant to an exemption under
Section 4(2) of the Securities Act and initially will be "Restricted Securities" as defined in Rule 144 promulgated under the Securities Act by the SEC.

                          (b)     Concurrently with the execution and delivery
of this Agreement, WMI has executed a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which WMI will use its best efforts to make available to the recipients of WMI Common Stock pursuant to this Agreement and the Warrant Exchange Agreement the rights contemplated by the Registration Rights Agreement.

                 2.6      Accounting Treatment.

                          (a)     The parties hereto intend for the Merger to
be treated as a pooling of interests for accounting purposes. WMI and KH Partners have received from KPMG a poolability letter dated July 21, 1996, with respect to Keystone Holdings and its subsidiaries, and WMI and KH Partners will, at closing, receive from Deloitte & Touche a pooling letter with respect to the Merger. None of KH Partners, the Keystone Entities or the WM Entities are aware of any reason that the transaction contemplated hereby is not eligible to be treated as a pooling of interests for accounting purposes. From and after the date hereof and until the Effective Time and thereafter, neither WMI nor KH Partners nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or (ii) enter into any contract, agreement, commitment or arrangement with respect to any such action or failure to act; provided, however, that the performance of the terms of the Fixed Fee Agreement and Section 2.3(e)(ii) hereof shall not constitute a violation of this Section 2.6(a). The persons specified Annex 1 on may be deemed to be "affiliates" of Keystone Holdings for purposes of the SEC's ASR 135. Keystone Holdings shall deliver to WMI within 30 days from the date of this Agreement, a written agreement substantially in the form of Exhibit C hereto from each of the affiliates specified on Annex 1. Prior to the Effective Time, Keystone Holdings shall use all reasonable efforts to cause any additional person who becomes or is identified as an "affiliate" to execute such an agreement.

                          (b)     In order to ensure that the Merger will be
treated as a pooling of interests, the parties understand that the Keystone Initial Shares and the contingent right to receive Escrow Shares to be received by KH Partners as a result of the Merger shall be distributed to the partners of KH Partners immediately after the Effective Time. To facilitate such distribution, WMI agrees to prepare and have available at the Closing up to 85 stock certificates for KH Partners representing the shares of WMI Common Stock to which each such partner is entitled (pursuant to the terms of the partnership agreement of KH Partners, dated December 16, 1988, as amended, with respect to equity distributions). No fractional shares of WMI Common

Stock shall be issued. KH Partners shall, at least ten days prior to the Effective Time, provide WMI with the necessary information to prepare such stock certificates. KH Partners agrees to indorse and deliver such certificates to such partners at the Closing.

                          (c)     WMI shall have the right to place a
restrictive legend on all shares of WMI Common Stock to be received by any affiliate of Keystone Holdings so as to preclude their transfer or disposition in violation of the letters executed by such affiliates, to instruct its transfer agent not to permit the transfer of any such shares and/or to take any other steps reasonably necessary to ensure compliance with ASR 135.

         3. Effective Time; Closing. The Merger shall become effective at the time and date of the occurrence of both (a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such later time and date after such filings as may be provided in such articles of merger. As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective which in no event shall occur before December 2, 1996. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. A closing (the "Closing") shall take place on or immediately prior to the Effective Date at the offices of Foster Pepper & Shefelman, 1111 Third Avenue, Suite 3400, Seattle, Washington, or at such other place as the parties hereto may mutually agree upon for the Closing to take place. "Closing Date" shall mean the date on which the Closing occurs.

         4. Representations and Warranties of Keystone Entities. Each of KH Partners and the Keystone Entities hereby jointly and severally represents and warrants to the WM Entities as follows:

                 4.1      Organization, Power, Good Standing, Etc.

                          (a)     KH Partners is a limited partnership duly
organized and validly existing under the laws of the State of Texas and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. KH Partners is a duly registered savings and loan holding company under HOLA. There has been no change in the provisions of the KH Partners partnership agreement dealing with equity distributions since before 1994.

                          (b)     Keystone Holdings is a corporation duly
organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. Keystone Holdings has previously delivered to WMI true and complete copies of its articles of incorporation and bylaws, each as currently in effect. Keystone Holdings has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Keystone Holdings is a duly registered savings and loan holding company under HOLA. To the knowledge of KH Partners and the Keystone Entities, OTS Order #92-66, dated February 28, 1992, which approves the acquisition by Keystone Holdings of an equity interest in Family SB in a Qualified Stock Issuance pursuant to Sections 10(a)(4) and 10(q) of HOLA and FDIC Order #92-98kk dated April 7, 1992, Conditionally Granting Approval for Waiver of Cross-Guaranty, are, and at all times since their respective dates have been, in full force and effect. The Keystone Entities do not, directly or indirectly, or acting in concert with one or more other Persons, or through one or more subsidiaries, own, control, or hold with power to vote, or hold proxies representing more than 15 percent of the voting shares of Family SB.

                          (c)     New Holdings is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. New Holdings has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. New Holdings has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. New Holdings is a duly registered savings and loan holding company under HOLA.

                          (d)     New Capital is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. New Capital has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. New Capital has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. New Capital is a duly registered savings and loan holding company under HOLA.

                          (e)     NACH Inc. is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. NACH Inc. has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. NACH Inc. has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. NACH Inc. is a duly registered savings and loan holding company under HOLA.

                          (f)     American Savings Bank is a federally
chartered stock savings association, duly organized, validly existing and in good standing under the laws of the United States and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. American Savings Bank has previously delivered to WMI true and complete copies of its charter and bylaws, each as currently in effect. American Savings Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. American Savings Bank is a member in good standing of the FHLB of San Francisco and its deposits are insured by the SAIF to the fullest extent permitted by law. American Savings Bank has previously delivered or made available to WMI true and complete copies of all agreements and other documents relating to American Savings Bank's membership in, borrowings from or other financial arrangements with the FHLB of San Francisco. American Savings Bank is and at all times since December 28, 1988 has been, a qualified thrift lender pursuant to Section 10(m) of HOLA. American Savings Bank is a savings association of the type described in Section 10(c)(3)(B)(i) of HOLA.

                 4.2      Subsidiaries.

                          (a)     Except as disclosed on Disclosure Schedule
4.2(a) and except for equity interests in other Keystone Entities, no Keystone Entity beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

                          (b)     Disclosure Schedule 4.2(a) includes a list of
each corporation, partnership, joint venture and other entity in which any Keystone Entity or any Keystone Entity Subsidiary beneficially owns or controls, directly or indirectly, more than a 9% equity interest (each, other than New West and its subsidiaries, Family SB and other entities specifically excluded pursuant to Disclosure Schedule 4.2(a), a "Keystone Entity Subsidiary"). Each investment shown on Disclosure Schedule 4.2(a) is a legal investment for a federal savings association or a unitary savings and loan holding company, as the case may be. Except as otherwise disclosed on Disclosure Schedule 4.2(a), a Keystone Entity owns, directly or indirectly through a wholly owned subsidiary, 100% of the capital stock, partnership interests, joint venture interests or other equity interests in each Keystone Entity Subsidiary. There is no federally-insured depository institution, other than American Savings Bank, New West and Family SB, in which any Keystone Entity owns or controls, directly or indirectly, more than a 9.9% equity interest. Except as disclosed in Disclosure Schedule 4.2(a), neither any Keystone Entity nor any Keystone Entity

Subsidiary is the general partner of any partnership or joint venture or is under any obligation of any sort to acquire any capital stock or other equity interest in any Person. There are no options, contracts, commitments, understandings or arrangements of any kind which might require the issuance, delivery or sale by any Keystone Entity or by any Keystone Entity Subsidiary of any additional equity interests or any securities convertible into or representing the right to purchase or subscribe for such equity interests, except for the Warrants or as otherwise described on Disclosure Schedule 4.2(b)) (which, among other things, describes certain options with respect to a Keystone Entity which are held by another Keystone Entity) free and clear of any claim, lien, encumbrance, or agreement with respect thereto (including any agreements with respect to the voting of such shares). All of the shares of capital stock of each Keystone Entity Subsidiary that is a corporation are fully paid and nonassessable, and all such shares are owned directly by a Keystone Entity or a Keystone Entity Subsidiary as set forth on Disclosure
Schedule 4.2(a). Each Keystone Entity Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in each other jurisdiction in which its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on American Savings Bank. Each Keystone Entity Subsidiary that is a corporation has the corporate power to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

                     (c) KH Partners and the Keystone Entities have each previously delivered to, or made available for inspection by, WMI true and complete copies of all agreements to which it is a party or by which it or any of its assets may be bound, other than, in the case of American Savings Bank only, loans, credit facility agreements or accounts in the ordinary course at market rates and terms, with unaffiliated parties, (i) which relate to any ownership interest by any Keystone Entity or Keystone Entity Subsidiary of an equity interest in any partnership, joint venture, or similar enterprise, (ii) pursuant to which either any Keystone Entity or Keystone Entity Subsidiary may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any Person, or (iii) pursuant to which any of them are or may become an equity investor in a real estate project.

                     (d) KH Partners has no assets other than (i) 100% of the outstanding shares of Keystone Holdings, (ii) a note receivable in the amount of $25,000 as of May 31, 1996, and (iii) its interest in the Case.

                 4.3      Capitalization.

                          (a)     The authorized capital stock of Keystone
Holdings consists of 100,000 shares of Keystone Holdings Common Stock. As of the date hereof, 1,048.4483 shares of Keystone Holdings Common Stock are issued and outstanding. No shares of stock are held in Keystone Holdings' treasury. All of the issued and outstanding shares of Keystone Holdings

Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as described in Disclosure Schedule 4.2(b) (which, among other things, describes certain options with respect to a Keystone Entity which are held by another Keystone Entity), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of Keystone Holdings' capital stock or other equity securities thereof or any securities representing the right to purchase or otherwise receive any shares of Keystone Holdings' capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any shares of Keystone Holdings capital stock. All of the issued and outstanding shares of Keystone Holdings' capital stock are owned, beneficially and of record, by KH Partners, free and clear of any claim, security interest, lien or other encumbrance.

                          (b)     The authorized capital stock of New Holdings
consists of 100,000 shares of common stock, par value $0.10 per share ("New Holdings Common Stock"). As of the date hereof, 1,000 shares of New Holdings Common Stock are issued and outstanding. No shares of stock are held in New Holdings' treasury. All of the issued and outstanding shares of New Holdings Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of New Holdings' capital stock or other equity securities of New Holdings or any securities representing the right to purchase or otherwise receive any shares of New Holdings' capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting the shares of New Holdings Common Stock. All of the issued and outstanding shares of New Holdings' capital stock are owned, beneficially and of record, by Keystone Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                          (c)     The authorized capital stock of New Capital
consists of 1,000,000 shares of common stock, par value $0.10 per share ("New Capital Common Stock") and 800,000 shares of Cumulative Redeemable Preferred Stock, par value $0.10 per share ("New Capital Preferred Stock"). As of the date hereof, 1,000 shares of New Capital Common Stock are issued and outstanding and 800,000 shares of New Capital Preferred Stock are issued and outstanding. No shares of stock are held in New Capital's treasury. All of the issued and outstanding shares of New Capital Common Stock and New Capital Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of New Capital's capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of New Capital's capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any shares of New Capital Common Stock. All of the issued and outstanding shares of New Capital Common Stock are owned, beneficially and of record, by New Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                          (d)     The authorized capital stock of NACH Inc.
consists of 8,400 shares of Class A common stock, without par value, 3,600 shares of Class B common stock, without par value, 3,000 shares of Class C common stock, without par value, and 1,000 shares of preferred stock, without par value. As of the date hereof, 7,000 shares of NACH Inc.'s Class A common stock are issued and outstanding. As of the date hereof, no shares of NACH Inc.'s Class B common stock, Class C common stock or preferred stock are issued and outstanding. No shares of stock are held in NACH Inc.'s treasury. All of the issued and outstanding shares of NACH Inc.'s Class A common stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except for the Warrants, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of NACH Inc.'s capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of NACH Inc.'s capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any issued and outstanding shares of NACH Inc.'s Class A common stock. All of the issued and outstanding shares of NACH Inc.'s Class A common stock are owned, beneficially and of record, by New Capital, free and clear of any claim, security interest, lien or other encumbrance.

                          (e)  The authorized capital stock of American Savings
Bank consists of 1,000,000 shares of common stock, par value $1.00 per share ("American Savings Bank Common Stock") and 100,000 shares of Serial Preferred Stock Series A, par value $0.01 per share ("American Savings Bank Preferred Stock"), of which 10,000 shares of American Savings Bank Preferred Stock have been designated as Participating Preferred Stock Series A and authorized for issuance by the Board of Directors of American Savings Bank. As of the date hereof, 97,000 shares of American Savings Bank Common Stock are issued and outstanding and 3,503 shares of American Savings Bank Preferred Stock are issued and outstanding. No shares of stock are held in American Savings Bank's treasury. All of the issued and outstanding shares of American Savings Bank Common Stock and American Savings Bank Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth on Disclosure Schedule 4.2(b), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of American Savings Bank's capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of American Savings Bank's capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any of such shares. All of the issued and outstanding shares of American Savings Bank Common Stock are owned, beneficially and of record, by NACH Inc., free and clear of any claim, security interest, lien or other encumbrance. All of the issued and outstanding shares of American Savings Bank Preferred Stock are owned, beneficially and of record, by Keystone Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                 4.4 Loan Portfolio. To the knowledge of KH Partners and the Keystone Entities:

                          (a)     All evidences of indebtedness reflected as
assets on the books and records of American Savings Bank ("Loans") were, as of March 31, 1996 and will be as of the Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for (i) defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity, and (ii) defenses advanced in defense of foreclosure or other realization proceedings which are in every case fact specific and which are not indicative of any pattern or practice by American Savings Bank or any employee thereof which might give rise to a meritorious class-action or other multi-party lawsuit.

                          (b)     American Savings Bank has good title to and
is the sole owner of record of each Loan or any participation interest therein shown as an asset on the books of American Savings Bank as of the date of this Agreement free of any lien, encumbrance or claim by any other person, except for Loans securing borrowings in the ordinary course (including borrowings with the FHLB of San Francisco) or Loans subject to repurchase obligations as set forth herein.

                          (c)     Except as disclosed on Disclosure Schedule
4.4(c), all Loans in a principal amount in excess of $100,000 reflected as assets in American Savings Bank's Financial Statements as of March 31, 1996 that are primarily secured by an interest in real property are secured by a valid and perfected first lien.

                          (d)     All Loans with a principal balance in excess
of $1,000,000 as of March 31, 1996 which are either unsecured or secured by property other than 1-4 family residences are listed on Disclosure Schedule 4.4(d), which indicates, for each such Loan, the Loan number, the borrower's name and the unpaid balance as of March 31, 1996.

                          (e)     Except as disclosed on Disclosure Schedule
4.4(e), no Loan, all or any part of which is an asset of American Savings Bank was, as of March 31, 1996, more than 30 days past due.

                          (f)     Except for (i) Loans acquired from the FSLIC
as receiver (the "Receiver") for Old American, in the acquisition by American Savings Bank of Old American on December 28, 1988 (the "1988 Acquisition"),
(ii) Loans purchased from other third parties or (iii) as otherwise disclosed on Disclosure Schedule 4.4(f), each outstanding Loan or commitment to extend credit was solicited and originated and is administered in accordance with the relevant loan documents, American Savings Bank's then applicable underwriting standards and in material compliance with all applicable requirements of federal, state and local laws and regulations. All Loans acquired from the Receiver in the 1988 Acquisition or purchased from other third parties, have, since their acquisition by American Savings Bank, been administered in accordance with American Savings Bank's normal loan servicing practices as from time to time in effect and, except for claims relating to such Loans disclosed on Disclosure Schedule 4.12, no borrower or obligor on any such Loan has alleged that they were originated or administered in violation of any requirement of applicable federal, state, or local laws.

                          (g)     Except as disclosed on Disclosure Schedule
4.4(g), none of the agreements pursuant to which American Savings Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

                          (h)     Disclosure Schedule 4.4(h) sets forth, as of
March 31, 1996, as to each participation purchased, the total loan balance, the percentage of interest purchased, the identity of the seller and an indication of whether or not there are any put-back rights or indemnifications and whether the percentage of interest purchased by American Savings Bank is superior to the percentage of interest retained by the seller; provided, however, that as to 1-to-4 family residential loans, such information is provided by loan package sold instead of by individual loans.

                          (i)     (a) Disclosure Schedule 4.4(i)(a) sets forth
all Loans by American Savings Bank to executive officers (as such term is defined in Regulation O) of American Savings Bank; (b) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (c) except as listed on Disclosure Schedule 4.4(i)(c), all such loans are and were made in compliance with all applicable federal laws and regulations.

                          (j)     All Loans which are assets of American
Savings Bank have been classified in accordance with the American Savings Bank Loan classification policy, a copy of which has been provided to WMI.

                          (k)     All Commercial Real Estate Loans were
originated in conformity with American Savings Bank's then-applicable environmental policy, except for such Loans as were acquired from the Receiver in the 1988 Acquisition, and such Loans as were purchased from other third parties. Loans acquired from the Receiver in the 1988 Acquisition, and Loans purchased from other third parties have been serviced in accordance with the American Bank Environmental Policy and, except as disclosed on Disclosure
Schedule 4.4(k), KH Partners and the Keystone Entities have no knowledge of any environmental contamination issues raised by or with respect to the properties securing Loans acquired from the Receiver in the 1988 Acquisition. Pursuant to the terms and subject to the conditions contained in certain of the FRF Agreements, American Savings Bank is entitled to receive certain federal assistance payments with respect to Loans acquired from the Receiver in the 1988 Acquisition that were secured by properties affected by certain specified environmental conditions.

                          (l)     Except for Loans acquired from the Receiver
in the 1988 Acquisition and Loans purchased from other third parties, (i) each Loan outstanding to an individual who is known to American Savings Bank to be an individual who is not a resident of the United States was originated by American Savings Bank in accordance with its Lending/Mortgage Origination Policy (Income Property Lending - Foreign Borrowers), a copy of which has been provided to WMI, and (ii) there are no Loans to a corporation or other entity headquartered outside of the United States. There are no commitments outstanding to nonresident individuals or entities to make loans or advances which, when made, would not be in compliance with the preceding sentence.

                          (m)     Except as shown on Disclosure Schedule
4.4(m), as of March 31, 1996, American Savings Bank has no outstanding commitments, including outstanding letters of credit and unfunded agreements to lend, in excess of $500,000 for other than one-to-four family residential loans.

                 4.5      Reports.

                     (a) Each Keystone Entity has duly filed with the FDIC and the OTS, in correct form in all material respects, the monthly, quarterly, semiannual and annual reports required to be filed by it under applicable law and regulations for all periods subsequent to December 31, 1992. The Keystone Entities have previously delivered or made available to WMI accurate and complete copies of such reports. At no time since January 1, 1989, has any Keystone Entity had outstanding any securities registered under Section 12(b) or required to be registered under Section 12(g) of the Securities Exchange Act.

                     (b) The Keystone Entities have previously delivered or made available to WMI accurate and complete copies of (1) the Private Placement Memorandum dated October 1991, and the final Offering Circular dated March 16, 1995 relating to the Senior Notes (the "Senior Note Circulars"), (2) the final Offering Circular dated February 5, 1996 relating to the 6 5/8% Subordinated Notes due February 15, 2006 issued by American Savings Bank (the "Subordinated Note Circular"), (3) the final Offering Circular dated July 28, 1995 relating to the New Capital Preferred Stock (the "Preferred Stock Circular" and, together with the Senior Note Circulars and the Subordinated Note Circulars, the "Offering Circulars") and (4) the Note Purchase Agreement dated September 10, 1993 and each other written communication (other than general advertising materials) mailed by any Keystone Entity to the holders of the Senior Notes, the Subordinated Notes or the New Capital Preferred Stock (the "Securityholder Communications"). None of the Offering Circulars, as of their respective dates, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that with respect to the Preferred Stock Circular, no representation is made concerning (v) the terms of the Deferred Payments Agreement dated as of August 1, 1995 or other arrangements between Merrill Lynch Capital Services, Inc. and NA Preferred Partners, L.P., Acadia Partners, L.P. and Lerner Enterprises Limited Partnership relating to the sale of the Preferred Stock referred to therein; (w) the financial condition or results of operations of New Capital for any period subsequent to March 31, 1995; (x) management of New Capital; (y) compensation of executive officers and directors of New Capital or (z) the federal income tax consequences of an investment in the New Capital Preferred Stock. WMI acknowledges that each of the Offering Circulars states that it is not to be relied upon as the sole basis for making an investment decision in the related securities, and that the circumstances under which the statements in the Offering Circulars were made include, among other things, the fact that prospective investors were required to rely upon their own independent investigation of New Capital or American Savings Bank, as the case may be, and the terms of the related securities and their offering. None of the Securityholder Communications, as of their respective dates, contained an untrue statement of a material fact.

                 4.6      Authority.

                          (a)     KH Partners has requisite partnership power
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary partnership action. This Agreement has been duly and validly executed and delivered by KH Partners and, assuming the due authorization, execution and delivery thereof by the WM Entities, constitutes the valid and binding obligation of KH Partners, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

                          (b)     Keystone Holdings has requisite corporate
power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Keystone Holdings. Keystone Holdings has obtained all stockholder approvals, if any, required under its articles, bylaws or applicable law for the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby or thereby. No other corporate proceedings on the part of Keystone Holdings are necessary to authorize this Agreement or the Plan of Merger or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Keystone Holdings and, assuming the due authorization, execution and delivery thereof by the WM Entities, constitutes a valid and binding obligation of Keystone Holdings, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

                          (c)     Each of New Holdings, New Capital, NACH Inc.
and American Savings Bank has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of New Holdings, New Capital, NACH Inc. and American Savings Bank and the consummation by each of the transactions contemplated hereby have been duly and validly approved by its respective Board of Directors. Each of New Holdings, New Capital, NACH Inc. and American Savings Bank has obtained all stockholder approvals, if any, required by its articles, charter or bylaws or under applicable law to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of any of New Holdings, New Capital, NACH Inc. or American Savings Bank are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of New Holdings, New Capital, NACH Inc. and American Savings Bank and, assuming due authorization, execution and delivery thereof by the WM Entities, constitutes a valid and binding obligation of each of New Holdings, New Capital, NACH Inc. and American Savings Bank, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally, to general principles of equity and, in the case of American Savings Bank, applicable receivership and conservatorship laws.

                 4.7      No Violation.

                          (a)     Neither the execution and delivery of this
Agreement by KH Partners and the Keystone Entities or the Plan of Merger by Keystone Holdings nor the consummation of the transactions contemplated hereby and thereby, nor compliance by KH Partners and the Keystone Entities with any of the terms or provisions hereof or thereof, will (i) violate any provision of the partnership agreement of KH Partners or the articles, charter or bylaws of any Keystone Entity, (ii) assuming the consents and approvals referred to in
Section 9.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to KH Partners, any Keystone Entity or any Keystone Entity Subsidiary, or any of its respective properties or assets, or (iii) except for the agreements listed on

Disclosure Schedule 4.7(a), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require any consent or notice under, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of KH Partners, any Keystone Entity or any Keystone Entity Subsidiary, under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which KH Partners, any Keystone Entity or any Keystone Entity Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected. The parties agree that the phrase "transactions contemplated herein" and words of similar import used in this Agreement shall not be deemed to include the Liquidations and the Bank Merger.

                          (b)     If WMI determines, after the Effective Time,
to liquidate (by statutory merger) each of New Holdings, New Capital and NACH Inc. (the "Liquidations") and, after the Liquidations, to merge American Savings Bank with WM Bank or WMBfsb (the "Bank Merger"), neither the Liquidations nor the Bank Merger will, to the knowledge of KH Partners and the Keystone Entities, (i) violate any provision of the articles, charter or bylaws of any Keystone Entity, (ii) assuming that WMI obtains the necessary consents and approvals from applicable regulatory authorities and the FDIC under the FRF Agreements, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Keystone Entity or any Keystone Entity Subsidiary, or any of its respective properties or assets, or
(iii) except for the agreements listed on Disclosure Schedule 4.7(b) or as would not have a Material Adverse Effect on KH Partners and the Keystone Entities taken as a whole, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require any consent or notice under, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any Keystone Entity or any Keystone Entity Subsidiary, under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Keystone Entity or any Keystone Entity Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected.

                 4.8 Consents and Approvals. Except for (i) consents and approvals of or filings, deliveries or registrations with the OTS, the FRF, the FDIC, the Director, the Washington Secretary of State, the Texas Secretary of State, the FTC, the SEC, the United States Department of Justice (the "Justice Department"), or other applicable governmental authorities and (ii) the consents, approvals, filings or registrations required with respect to the agreements set forth on Disclosure Schedule 4.7(a), 4.7(b) or 4.23, no consents or approvals of or filings or registrations with any third party or public body or authority are necessary in connection with the execution and delivery of this Agreement by the Keystone Entities and KH Partners and the consummation by the Keystone Entities and KH Partners of the transactions contemplated hereby.

                 4.9      Financial Statements.

                          (a)     The Keystone Entities have previously
delivered or made available to WMI copies of (i) the consolidated statements of financial condition of each Keystone Entity as of December 31, in each of the three fiscal years 1993, 1994 and 1995, and the related consolidated statements of income, statements of stockholders' equity and statements of cash flows for each of the three-year periods ending, respectively, on December 31, 1993, 1994 and 1995, in each case accompanied by the audit reports of KPMG (the "Keystone 1993, 1994 and 1995 Financial Statements," respectively); and (ii) the unaudited consolidated balance sheet of each Keystone Entity as of March 31, 1996 and the related unaudited consolidated statements of income and statements of cash flows for the three-month period then ended (the "Keystone March 1996 Financial Statements"). The Keystone 1993, 1994 and 1995 Financial Statements and the Keystone March 1996 Financial Statements are sometimes herein referred to collectively as the Keystone Financial Statements. The consolidated statements of condition of each Keystone Entity referred to herein (including the related notes) fairly present in all material respects, using generally accepted accounting principles consistently applied, the consolidated financial position of such Keystone Entity as of the respective dates set forth therein, and the other financial statements referred to herein (including the related notes) fairly present in all material respects, using generally accepted accounting principles consistently applied, the results of the consolidated operations and changes in stockholders' equity and cash flows of such Keystone Entity for the respective fiscal periods or as of the respective dates set forth therein, except that interim unaudited financial statements are subject to normal adjustments.

                          (b)     Each of the Keystone Financial Statements
(including the related notes) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as indicated in the notes thereto). To the knowledge of KH Partners and the Keystone Entities, the books and records of each Keystone Entity have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, using generally accepted accounting principles consistently applied, and reflect only actual transactions.

                 4.10     Brokerage.  Except as disclosed on Disclosure
Schedule 4.10 (which fees shall be payable by one or more of the Keystone Entities), there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of KH Partners, any Keystone Entity or any Keystone Entity Subsidiary in connection with the transactions contemplated by this Agreement.

                 4.11 Absence of Certain Changes or Events. There has not been any Material Adverse Change with respect to any of the Keystone Entities, from that described in the Keystone March 1996 Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof).

                 4.12 Litigation, Etc. As of June 30, 1996, except as disclosed on Disclosure Schedule 4.12 or 4.14(c), there is no action, suit, claim, inquiry, proceeding or, to the knowledge of KH Partners or any Keystone Entity, investigation (other than condemnation or unlawful detainer actions and routine bankruptcy matters involving Loans and the properties securing Loans) before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of KH Partners or any Keystone Entity, threatened against any Keystone Entity or any Keystone Entity Subsidiary which would reasonably be expected to result in any liabilities, including defense costs, in excess of $100,000. Except as disclosed on Disclosure Schedule 4.12 or 4.14(c), neither any Keystone Entity nor any Keystone Entity Subsidiary is in default with respect to any orders, judgments or decrees that in the aggregate require payment of more than $100,000.

                 4.13     Taxes, Payments in Lieu of Taxes and Tax Returns.

                          (a)     Except as disclosed in Disclosure Schedule
4.13, (i) the amounts set up as provisions for taxes on the Keystone 1995 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return, whether or not disputed, for the period ended December 31, 1995 and for all fiscal periods prior thereto; and (ii) the amounts stated as provisions for payments in lieu of taxes in Note 18 of the 1995 financial statements of American Savings Bank are sufficient for all material accrued and unpaid amounts owed to the FRF, whether or not disputed, with respect to the period ended December 31, 1995 and for all fiscal periods prior thereto. The federal income tax returns for all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return for the fiscal years ending in 1992, 1993, 1994 and 1995 are the only such federal income tax returns open under the statute of limitations provisions of the Code. With respect to California franchise tax matters, franchise tax returns for American Savings Bank and the subsidiaries of American Savings Bank for the income years ended December 31, 1988, 1989, 1990, 1992, 1993, 1994 and 1995 are open under the statute of limitations provisions of the Revenue and Tax Code of the State of California. Complete and correct copies of the income tax returns for all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return for the three fiscal years ending December 31, 1992, 1993 and 1994, as filed with the Internal Revenue Service and all state and local taxing authorities, together with all related correspondence and notices, have previously been delivered or made available to WMI.

                          (b)     Each of the corporations which was or should
have been included in the Keystone Holdings consolidated federal income tax return has timely and correctly filed all federal income tax returns and reports (collectively, "Federal Income Tax Returns") required by applicable law to be filed (including, without limitation, estimated tax returns or income tax returns, except to the extent that the failure to timely or correctly file such Federal Income Tax Returns does not, when aggregated with all failures to timely or correctly file all Other Returns (as hereinafter defined), result in aggregate penalties or assessments of more than $5.0 million, and has paid all taxes, charges and withholdings shown by such Federal Income Tax Returns to be owed, or which are otherwise due and payable and to the extent any material liabilities for such Taxes have not been fully discharged, full and complete reserves have been established on the Keystone 1995 Financial Statements.

                          (c)     Each Keystone Entity and each Keystone Entity
Subsidiary (excluding any subsidiaries of New West) has timely and correctly filed all federal, state, county and local tax returns and reports other than Federal Income Tax Returns (collectively, "Other Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), or required by contractual provisions (including, without limitation, reports to the FDIC), except to the extent that the failure to timely or correctly file such Other Returns does not result in aggregate penalties or assessments, when combined with such penalties relating to Federal Income Tax Returns of more than $5.0 million, and has paid all taxes, payments in lieu of taxes, levies, license and registration fees, charges and withholdings of any nature whatsoever (hereinafter called "Taxes") shown by such Other Returns to be owed, or which are otherwise due and payable and to the extent any material liabilities therefor have not been fully discharged, full and complete reserves have been established on the Keystone 1995 Financial Statements.

                          (d)     No entity which was or should have been
included in the Keystone Holdings consolidated federal income tax return is in default in the payment of any federal income taxes or Taxes due or payable or any assessments received in respect thereof except for those which are being contested in good faith. No additional assessments of federal income taxes or Taxes are known to KH Partners or the Keystone Entities to be proposed, pending or threatened, other than federal income taxes or Taxes for periods for which returns are not yet filed.

                          (e)     No Keystone Entity or Keystone Entity
Subsidiary has filed a consent to the application of Section 341(f) of the Code.

                          (f)     Keystone Holdings is not an investment
company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                 4.14     Employees; Employee Benefit Plans.

                          (a)     To the knowledge of KH Partners or the
Keystone Entities, (A) except as set forth in Disclosure Schedule 4.14(a)(i) neither KH Partners, any Keystone Entity nor any Keystone Entity Subsidiary is a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any (x) consultants receiving in excess of $50,000 annually or (y) employees and, (B) except as provided under the Benefit Plans (as defined below) set forth in Disclosure Schedule 4.14(a)(ii) and other agreements or arrangements set forth in Disclosure Schedule 4.14(a)(ii), consummation of the transactions contemplated by this Agreement and the Plan of Merger will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from any Keystone Entity or any Keystone Entity Subsidiary to any officer or employee thereof. The Keystone Entities have previously delivered or made available to WMI true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment, and deferred compensation agreements that are in writing, to which any Keystone Entity or any Keystone Entity Subsidiary is a party.

                          (b)     Except as set forth on Disclosure Schedule
4.14(b) no employee of any Keystone Entity or any Keystone Entity Subsidiary received aggregate remuneration (bonus, salary and commissions) in excess of $200,000 for 1995 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth on Disclosure Schedule 4.14(a)(ii), are made as a result of consummation of the transactions contemplated by this Agreement and the Plan of Merger, either alone or upon the occurrence of any additional acts or events) in excess of $200,000 in 1996.

                          (c)     Except as disclosed on Disclosure Schedule
4.14(c), as of the date of this Agreement, there are not, and have not been at any time since January 1, 1994, any actions, suits, claims or proceedings before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority (which in any case have been served on KH Partners, any Keystone Entity or any Keystone Entity Subsidiary) pending or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of any Keystone Entity or any Keystone Entity Subsidiary (except for actions which have subsequently been resolved). Neither any Keystone Entity nor any Keystone Entity Subsidiary is a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened nor have any occurred during the last three years.

                          (d)     The Keystone Entities have made available to
WMI true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

                          (e)     Except as disclosed on Disclosure Schedule
4.14(e), KH Partners and the Keystone Entities represent and warrant as follows:

                                  (i)      All employee benefit plans, as
defined in Section 3(3) of ERISA, and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement under which any Keystone Entity or any Keystone Entity Subsidiary has any obligation or liability to any employee or former employee (the "Benefit Plans") are set forth on Disclosure Schedule 4.14(e)(i). All Benefit Plans that are subject to the funding requirements in Title I, Subtitle B, Part 3 of ERISA or Section 412 of the Code, are in compliance with such funding standards, and no waiver or variance from such funding requirements has been obtained or applied for under Section 412(d) of the Code. None of the Benefit Plans is subject to Title IV of ERISA or is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                                  (ii)     In all material respects, the terms
of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. None of the Benefit Plans is under audit or to the knowledge of the Keystone Entities is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. All material reports and information required to be filed with, or provided to, the U.S. Department of Labor, Internal Revenue Service, the PBGC and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, to the knowledge of KH Partners and the Keystone Entities, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

                                  (iii)    Each of the Benefit Plans which is
intended to be "qualified" within the meanings of Section 401(a) of the Code is so qualified and has been the subject of a determination letter from the Internal Revenue Service to the effect that each such Plan is qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code.

                                  (iv)     Prior to the Closing, KH Partners
and the Keystone Entities shall deliver or make available to WMI complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

                                  (v)      With respect to each Benefit Plan,
all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made prior to the Effective Time.

                                  (vi)     To the knowledge of KH Partners and
the Keystone Entities, there are not now, nor have there been, any non-exempt "prohibited transactions", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any Keystone Entity or any Keystone Entity Subsidiary, or any officer, director or employee thereof, with respect to the Benefit Plans that could subject any Keystone Entity or any Keystone Entity Subsidiary or, to the knowledge of KH Partners and the Keystone Entities, any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                                  (vii)    No claim, lawsuit, arbitration or
other action has been instituted, asserted (and no such lawsuit has been served on any Keystone Entity or any Keystone Entity Subsidiary) or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of any Keystone Entity, any Keystone Entity Subsidiary or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and WMI will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

                                  (viii)   No Benefit Plan which is an
"employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA, nor does any Keystone Entity or any Keystone Entity Subsidiary have any material current or projected liability under any such plans (such disclosure being made in accordance with the principles of Financial Accounting Standard No. 106 of the Financial Accounting Standards Board).

                                  (ix)     Except for (y) the plan adopted by
the American Savings Bank Board of Directors on March 26, 1996 and reaffirmed with amendments on June 6, 1996, and (z) the American Savings Bank Special Severance Protection Program (as of January 1, 1994), copies of which have been provided to WMI, the Keystone Entities and the Keystone Entity Subsidiaries have not maintained or contributed to, and do not currently maintain or contribute to, any severance pay plan.

                                  (x)      Except as disclosed on Disclosure
Schedule 4.14(a)(ii), no individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                                  (xi)     The Keystone Entities will obtain
the requisite stockholder approval, in accordance with Section 280G(b)(5)(B) of the Code, prior to the Effective Time, of all payments to be made to individuals under any Benefit Plan or otherwise as a result of the transactions contemplated by this Agreement which would, without such approval, have constituted a "parachute payment" as defined in Section 280G(b)(2) of the Code.

                          (f)     Disclosure Schedule 4.14(f) is a complete
listing of all individual agreements with employees which provide for the possibility of bonus payments in the event of a change of control (the "Change of Control Agreements").

                          (g)     The termination and distribution of American
Savings Bank's defined benefit plan was done in accordance with all applicable laws and regulations. An Internal Revenue Service letter of determination has been requested by American Savings Bank and American Savings Bank has no reason to believe it will not be issued in due course. Except for surplus trust assets in the amount of approximately $1.3 million, all distributions have been made and there are no employees (present or former) or retirees that are owed any benefits under such terminated plan that have not been remitted in accordance with all applicable laws and regulations. There are no outstanding obligations or liabilities relating to the winding up of such plan.

                 4.15     Compliance With Applicable Law.

                          (a)     Each Keystone Entity and Keystone Entity
Subsidiary holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its respective business and such Permits are in full force and effect, and each Keystone Entity and Keystone Entity Subsidiary is in all respects complying therewith except in each case where such failure to hold any Permit or to comply with any Permit would not have a Material Adverse Effect on the Keystone Entities.

                          (b)     Each Keystone Entity and Keystone Entity
Subsidiary is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on any of the Keystone Entities.

                 4.16 Contracts and Agreements. To the knowledge of KH Partners and the Keystone Entities, (i) except (A) with respect to deposits or other borrowings in the ordinary course, (B) leases of and contracts relating to interests in real property, (C) contracts, agreements, commitments or instruments relating to loan servicing, insurance, tax or utility matters or the employment or retention of (or compensation or other benefits payable with respect to) employees or consultants (including attorneys and accountants, (D) the FRF Agreements, the Senior Notes, the Subordinated Notes, the New Capital Preferred Stock and the American Savings Bank Preferred Stock, (E) commitments, contracts, agreements or other instruments which are terminable by the Keystone Entities or a Keystone Entity Subsidiary upon notice of not more than 90 days, and (F) as otherwise disclosed on Disclosure Schedule 4.16(i), neither any Keystone Entity nor any Keystone Entity Subsidiary is a party to or bound by any existing commitment, contract, agreement or other instrument which involved payments by any Keystone Entity or any Keystone Entity Subsidiary to any party (other than a Keystone Entity or a Keystone Entity Subsidiary) during 1995 of more than $750,000 or which could reasonably be expected to involve payments during 1996 of more than $750,000; and (ii) except as set forth on Disclosure Schedule 4.16(ii), no commitment, contract, agreement or other instrument to which any Keystone Entity or any Keystone Entity Subsidiary is a party or by which it is bound, limits the freedom of any Keystone Entity or any Keystone Entity Subsidiary to compete in any line of business, in any geographic area, or with any Person.

                 4.17     Affiliate Transactions.

                          (a)     To the knowledge of KH Partners and the
Keystone Entities and except as disclosed in Disclosure Schedule 4.17, since July 31, 1994, neither any Keystone Entity nor any Keystone Entity Subsidiary has engaged in, or is currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to a Keystone Entity or a Keystone Entity Subsidiary of $60,000 or more during any consecutive 12 month period other than transactions between or among Keystone Entities or Keystone Entity Subsidiaries which are not in violation of Sections 23A and 23B of the Federal Reserve Act.

                          (b)     For purposes of this Section 4.17,
"Affiliated Person" means:

                                  (i)      a director, executive officer or
Controlling Person (as defined below) of any Keystone Entity;

                                  (ii)     a spouse of a director, executive
officer or Controlling Person of any Keystone Entity;

                                  (iii)    a member of the immediate family of
a director, executive officer, or Controlling Person of any Keystone Entity who has the same home as such person;

                                  (iv)     any company (other than a Keystone
Entity) of which a director, executive officer or Controlling Person of any Keystone Entity directly or indirectly, or acting through or in concert with one or more persons, (v) owns, controls or has the power to vote 25% or more of any class of voting securities of the company; (w) controls in any manner the election of a majority of the directors of the company; (x) has the power to exercise a controlling influence over the management or policies of the company; (y) is an executive officer or director of the company and owns, controls or has the power to vote more than 10% of any class of voting securities of the company; or (z) owns, controls or has the power to vote more than 10% of any class of voting securities of the company and no other person owns, controls or has the power to vote a greater percentage of that class of voting securities;

                                  (v)      any trust or estate in which a
director, executive officer, or Controlling Person of any Keystone Entity or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

                          (c)     For purposes of this Section 4.17 the term
"Controlling Person" means any person or entity which, either, directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock of any entity.

                          (d)     For purposes of this Section 4.17, the term
"director" means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                          (e)     For purposes of this Section 4.17, the term
"executive officer" means the chief executive officer, the president, any executive vice president, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                          (f)     For purposes of this Section 4.17, the term
"company" means any corporation, partnership, trust (business or otherwise), association, joint venture, pool syndicate, sole proprietorship, unincorporated organization or any other form of business entity other than a Keystone Entity.

                 4.18     Title to Property.

                          (a)     Real Property.  Disclosure Schedule 4.18(a)
contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof or other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which any Keystone Entity or Keystone Entity Subsidiary has or claims an interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to WMI, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of any Keystone Entity or any Keystone Entity Subsidiary. Except as disclosed on Disclosure
Schedule 4.18(a), to the knowledge of the Keystone Entities and the Keystone Entity Subsidiaries, each such lease is valid and binding as between a Keystone Entity or a Keystone Entity Subsidiary and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Disclosure
Schedule 4.18(a)) and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 4.18(a), to the knowledge of KH Partners and the Keystone Entities, each Keystone Entity and Keystone

Entity Subsidiary has owner's policies of title insurance insuring it to be the owner of all real property owned by it on the date of this Agreement, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of each Keystone Entity and each Keystone Entity Subsidiary are in substantially good condition and repair.

                          (b)     Environmental Matters.  Except as set forth
on Disclosure Schedule 4.18(b), to the knowledge of KH Partners and the Keystone Entities, real property owned or leased by any Keystone Entity or any Keystone Entity Subsidiary on the date of this Agreement does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date of this Agreement (i) no part of any such real property has been listed, or to the knowledge of KH Partners and the Keystone Entities, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 4.18(b), no notices have been received alleging that any Keystone Entity or any Keystone Entity Subsidiary is a potentially responsible person under CERCLA or any similar statute, rule or regulation. Neither any Keystone Entity nor any Keystone Entity Subsidiary knows of any violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its respective properties, which violations could have in the aggregate a Materially Adverse Effect on any Keystone Entity.

                          (c)     Personal Property.  To the knowledge of KH
Partners and the Keystone Entities, American Savings Bank has good, valid and marketable title to all tangible personal property owned by it on the date hereof, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as disclosed on Disclosure Schedule 4.18(c). With respect to personal property used in the business of American Savings Bank which is leased rather than owned, American Savings Bank is not in default under the terms of any such lease the loss of which would have a Material Adverse Effect on American Savings Bank.

                          (d)     Repurchase Agreements.  With respect to each
repurchase agreement where American Savings Bank is the purchaser of the securities, the value of the collateral securing each such repurchase obligation equals or exceeds the amount of the debt secured by the collateral under such agreement and such collateral is held by American Savings Bank or a party other than the repurchaser pursuant to an agreement substantially in the form of the standard PSA agreement.

                 4.19 Patents, Trademarks, Etc. American Savings Bank owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of American Savings Bank's existing and proposed businesses. Except for the agreements listed on Disclosure Schedule 4.19, American Savings Bank is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which American Savings Bank claims to own. None of KH Partners or any Keystone Entity has received any communications alleging that American Savings Bank has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

                 4.20 Insurance. Disclosure Schedule 4.20 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Keystone Entities (other than insurance policies under which any Keystone Entity is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). The Keystone Entities are in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.20, a Keystone Entity is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

                 4.21 Powers of Attorney. Neither any Keystone Entity nor any Keystone Entity Subsidiary has any powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

                 4.22 Community Reinvestment Act Compliance. Except as disclosed on Disclosure Schedule 4.22, American Savings Bank is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and neither KH Partners nor any Keystone Entity has knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in American Savings Bank failing to be in substantial compliance with such provisions or having its current rating lowered.

                 4.23 Agreements with the FRF. Disclosure Schedule 4.23 contains a true and complete list of all of the currently applicable agreements between the Keystone Entities and the FRF arising from the 1988 Acquisition. Except as disclosed on Disclosure Schedule 4.23, such agreements (hereinafter the "FRF Agreements") are all in full force and effect and none of the Keystone Entities is aware of (a) the existence of any event of default or breach by any Keystone Entity or (b) any event or set of circumstances which, with the passage of time, will constitute such a default or breach by any Keystone Entity under any provisions thereof. All monies due to the FDIC or the FRF pursuant to the terms of the FRF Agreements (other than pursuant to the FRF Warrant Agreement) have been paid for all time periods through (i) June 30, 1993 (in the case of certain loans sold prior to December 28, 1988 that New West is obligated to repurchase in certain events, as managed by American Savings Bank pursuant to the FRF Agreements), (ii) June 30, 1994 in all other cases, and (iii) to the best of KH Partners' knowledge through December 31, 1995. The "Guaranteed Minimum Amount" as defined in the Assistance Agreement, as modified by the July 21, 1992 Settlement Agreement, has been paid to New West for the benefit of the FRF. Except as noted on Disclosure Schedule 4.23, no consent is required under the FRF Agreements to the transactions contemplated by this Agreement.

                 4.24 Agreements with Bank Regulators. Except for the FRF Agreements and as set forth in Disclosure Schedule 4.24, neither KH Partners nor any Keystone Entity is a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Neither KH Partners nor any Keystone Entity has been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                 4.25 Regulatory Approvals. On the date of this Agreement, there is no pending or, to the knowledge of KH Partners or any Keystone Entity, threatened legal or governmental proceedings against any Keystone Entity or any subsidiary or affiliate thereof which would affect the WM Entities' ability to obtain any of the required regulatory approvals or any party's ability to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. KH Partners will promptly notify WMI if any of the representations contained in this Section
4.25 ceases to be true and correct.

                 4.26 Rights Agreement. Upon the distribution of shares of WMI Common Stock to the partners of KH Partners immediately after the Effective Time pursuant to Section 2.6(b), no such partner of KH Partners will be an "Acquiring Person" as defined in the Rights Agreement.

                 4.27 AREG Matters. To the knowledge of KH Partners and the Keystone Entities:

                          (a)     (i) New West has not made any assertion
denying its obligation to indemnify AREG and American Savings Bank and their respective officers, directors, agents, employees and stockholders to the extent set forth in Section 8.03 of the AREG Management Agreement dated December 28, 1988 (as such section was preserved in accordance with its terms by Section 3.1a of the AMD Residual Agreement dated as of June 30, 1993) and
Section 8.03 of the Amended and Restated NA Management Agreement dated as of June 30, 1993, respectively, and (ii) the FDIC, as manager of the FRF, has not made any assertion that New West is not so obligated.

                          (b)     AREG has conducted no business, other than
pursuant to the AREG Management Agreement dated December 28, 1988.

                 4.28 Investment Intent. KH Partners is acquiring the Keystone Consideration Shares hereunder for its own account and with no present intention of distributing or selling such securities in violation of the Securities Act or any applicable state securities law. KH Partners agrees that it will not sell or otherwise dispose of any of the Keystone Consideration Shares being acquired hereunder unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration under applicable state securities laws. KH Partners, alone or with its financial advisors, has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

         5. Representations and Warranties of WMI. WMI hereby represents and warrants to KH Partners and the Keystone Entities as follows:

                 5.1      Organization, Power, Good Standing, Etc.

                          (a)     WMI is a corporation duly organized, validly
existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WMI has previously delivered to KH Partners true and complete copies of its articles of incorporation and bylaws, each as currently in effect. WMI has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WMI is a duly registered savings and loan holding company under HOLA.

                          (b)     WM Bank is a stock savings bank, duly
organized, validly existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WM Bank has previously delivered to KH Partners true and complete copies of its amended and restated articles of incorporation and charter and its bylaws, each as currently in effect. WM Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WM Bank is a member in good standing of the FHLB of Seattle and its deposits are insured by the BIF and SAIF to the fullest extent permitted by law.

                          (c)     WMBfsb is a federally chartered stock savings
bank, duly organized, validly existing and in good standing under the laws of the United States and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WMBfsb has previously delivered to KH Partners true and complete copies of its charter and bylaws, each as currently in effect. WMBfsb has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WMBfsb is a member in good standing of the FHLB of Seattle and its deposits are insured by the SAIF to the fullest extent permitted by law.

                 5.2 Subsidiaries. As used herein, "WMI Subsidiaries" shall mean WM Bank, WMBfsb and HM Life Insurance Company. Substantially all of the business of WMI and its subsidiaries is done through WMI and the WMI Subsidiaries. All of the WMI Subsidiaries' capital stock, which is issued and outstanding, is owned by WMI directly or indirectly through wholly-owned subsidiaries. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock from any of the WMI Subsidiaries, and there is no commitment of any of the WMI Subsidiaries to issue any of the same. Except as set forth on Disclosure Schedule 5.2, no WMI Subsidiary is the general partner of any partnership or joint venture or is under any obligation of any sort to acquire any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

                 5.3 Capitalization. As of June 30, 1996, the authorized capital stock of WMI consists of the following: 100,000,000 shares of WMI Common Stock, of which 72,200,356 shares were duly authorized and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and 10,000,000 shares of preferred stock, of which 6,122,500 shares were issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Assuming receipt of WMI Stockholder Approval, the WMI Common Stock to be issued in the Merger and pursuant to the Warrant Exchange Agreement when issued in accordance with the Plan of Merger and the Warrant

Exchange Agreement, (i) will be duly authorized and validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and no shareholder of WMI will have any preemptive rights thereto and
(ii) will be exempt from registration under the Securities Act. Upon consummation of the Merger, KH Partners and the FRF will acquire valid title to such shares, free and clear of any and all liens, claims, encumbrances and restrictions on transfer other than those contemplated by this Agreement. Except as provided for in this Agreement or as set forth on Disclosure Schedule
5.3 hereto, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of WMI capital stock or other equity securities or any securities representing the right to acquire stock or securities convertible into or representing the right to purchase or subscribe for any such shares.

                 5.4 Reports. WMI and the WMI Subsidiaries have duly filed with the Director (or his predecessor), the FDIC, the OTS and the SEC in correct form in all material respects, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1992. The WM Entities have previously delivered or made available to KH Partners accurate and complete copies of such reports. Except as disclosed on Disclosure Schedule 5.4, WMI (or its predecessor Washington Mutual Savings Bank) has timely filed all reports required to be filed by it pursuant to the Securities Exchange Act and the rules and regulations promulgated by the SEC and the FDIC thereunder ("SEC Reports"). The WM Entities have previously delivered or made available to KH Partners an accurate and complete copy of each (i) final registration statement, offering circular, and definitive proxy statement filed by WMI or Washington Mutual Savings Bank since January 1, 1993, with the SEC or the FDIC, and (ii) communication (other than general advertising materials) mailed by WMI or Washington Mutual Savings Bank to its stockholders since January 1, 1993.
No such SEC Report, registration statement, offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.5 Authority. WMI has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of WMI. Except for the approval of WMI's shareholders and an amendment to WMI bylaws to increase the number of directors, no other corporate proceedings on the part of WMI are required to authorize this Agreement, the Plan of Merger or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WMI and, assuming due authorization, execution and delivery hereof by the Keystone Entities and KH Partners, constitutes the valid and binding obligation of WMI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium of other laws relating to creditors' rights generally and to general principles of equity.

                 5.6 No Violation. Neither the execution and delivery of this Agreement or the Plan of Merger by WMI nor the consummation by WMI of the transactions contemplated hereby and thereby, nor compliance by WMI with any of the terms hereof or thereof, will (i) assuming an increase in the authorized shares of WMI stock and approval of an amendment to WMI's bylaws to increase the number of directors violate any provision of the articles of incorporation or charter or bylaws of any of the WM Entities, or (ii) assuming that the consents and approvals referred to in Section 9.1 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any of the WM Entities or any of their respective properties or assets, or (iii) violate, conflict with, result in the breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of any WM Entity under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any WM Entity is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances which in the aggregate will not prevent or delay the consummation of the transactions contemplated hereby.

                 5.7 Consents and Approvals. Except for consents and approvals of or filings, deliveries or registrations with the OTS, the FRF, the FDIC, the Director, the Washington Secretary of State, the Texas Secretary of State, the SEC, the FTC, the Justice Department and other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party, public body or authority are necessary in connection with the execution and delivery by WMI of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby by WMI.

                 5.8 Financial Statements. WMI has previously delivered or made available to KH Partners copies of (i) audited consolidated statements of financial condition for WMI and its subsidiaries as of the end of WMI's last three fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each of the last three fiscal years, including the notes to such audited consolidated financial statements, together with the reports of WMI's independent certified public accountants, pertaining to such audited consolidated financial statements (the "WMI 1993, 1994 and 1995 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of March 31, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended (the "WMI March 1996 Financial Statements"). The WMI 1993, 1994 and 1995 Financial Statements and the WMI March 1996 Financial Statements are sometimes herein referred to collectively as the WMI Financial Statements. The consolidated statements of financial condition of WMI referred to herein (including the related notes) present fairly in all material respects the financial condition of the companies indicated on a consolidated basis at the dates thereof, using generally accepted accounting principles consistently applied. Such audited and unaudited consolidated statements of operations, stockholders' equity and cash flows present fairly in all material respects the results of the operations of the companies indicated on a consolidated basis for the periods or at the dates indicated, using generally accepted accounting principles consistently applied. To the knowledge of WMI and the WMI Subsidiaries, the books and records of WMI and the WMI Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements using generally accepted accounting principles consistently applied in all material respects and reflect only actual transactions.

                 5.9 Brokerage. Except for payments owed to CS First Boston, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of WMI or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

                 5.10 Absence of Material Adverse Change. Since March 31, 1996, there has not been any Material Adverse Change with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof).

                 5.11     Litigation.  Except as set forth on Disclosure
Schedule 5.11 hereto, no action, suit, counterclaim or other litigation, investigation or proceeding to which WMI or any of its subsidiaries is a party is pending, or is known by the executive officers of WMI or any of its subsidiaries to be threatened, against WMI or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on WMI. Except as set forth on Disclosure Schedule 5.11 hereto, neither WMI nor any of its subsidiaries is in default with respect to any orders, judgments or decrees that would in the aggregate require payment of more than $100,000.

                 5.12     Compliance With Applicable Law.

                          (a)     Each of WMI and each WMI Subsidiary hold all
Permits necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and each of WMI and each WMI Subsidiary is in all material respects complying therewith, except in each case where the failure to possess or comply with such Permits would not have a Material Adverse Effect on WMI.

                          (b)     Except as set forth on Disclosure Schedule
5.12(b), each of WMI and each WMI Subsidiary is and since January 1, 1993 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on WMI.

                 5.13 CRA Compliance. Each of WM Bank and WMBfsb is in substantial compliance with the applicable provisions of CRA. The most recent CRA rating for WM Bank is

"outstanding". WMBfsb has not received a CRA rating. WMI has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in WM Bank or WMBfsb failing to be in substantial compliance with such provisions or, in the case of WM Bank, having its current rating lowered.

                 5.14 Agreements With Bank Regulators. No WM Entity is a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. No WM Entity has been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                 5.15 Regulatory Approvals. On the date of this Agreement, there is no pending or, to the knowledge of WMI, threatened legal or governmental proceeding against any WM Entity or any subsidiary or affiliate thereof which would affect the WM Entities' ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. WMI will promptly notify KH Partners if any of the representations contained in this Section 5.15 ceases to be true and correct.

                 5.16     Tax Matters.

                          (a)     Neither WMI nor any of its affiliates or
subsidiaries has any plan or intention of taking any action prior to, at or after the Effective Time or of permitting any of the Keystone Entities to take any action after the Effective Time, including any transfer or other disposition of any assets of or any interest in any of the Keystone Entities, that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

                          (b)     Neither WMI nor any of its affiliates or
subsidiaries has any plan or intention to acquire or reacquire, as the case may be, any of the shares of WMI Common Stock to be issued as contemplated by this Agreement.

                          (c)     WMI has no plan or intention to sell or
otherwise dispose of any of the assets of Keystone Holdings acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

                          (d)     WMI is not an investment company as defined
in section 368(a)(2)(F)(iii) and (iv) of the Code.

                 5.17 WMI Rights Agreement. Subject to the accuracy of the representation of KH Partners and the Keystone Entities contained in Section
4.26 hereof, WMI has taken all necessary action so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby, and the payment to KH Partners, and the distribution to its partners pursuant to
Section 2.6(b) hereof, of the Keystone Consideration Shares do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights issued thereunder to be exercised, distributed, triggered or adjusted.

         6. Covenants of the Keystone Entities. In addition to other covenants and agreements set forth herein, KH Partners and each Keystone Entity covenant and agree as follows:

                 6.1      Conduct of the Business of Keystone Entities.

                          (a)     During the period from the date of this
Agreement to the Effective Time, KH Partners and the Keystone Entities will conduct the business of each Keystone Entity and each Keystone Entity Subsidiary in a manner consistent with prudent banking practice and with the American Savings Bank 1996 Business Plan Presentation of November 28, 1995, taken as a whole, and approved board changes made thereto as set forth in Disclosure Schedule 6.1(a) (the "1996 Business Plan"). KH Partners and the Keystone Entities will use their best efforts to (x) preserve the business organization of American Savings Bank and each Keystone Entity Subsidiary intact, (y) keep available to themselves and to the WM Entities the present services of the employees of American Savings Bank and each Keystone Entity Subsidiary, and (z) preserve for themselves and for the WM Entities the goodwill of the customers of American Savings Bank and others with whom business relationships exist.

                          (b)     Without limiting the generality of the
foregoing, KH Partners and the Keystone Entities agree that from the date hereof to the Effective Time, no Keystone Entity or Keystone Entity Subsidiary shall:

                                  (i)      change any provisions of its
articles, charter or bylaws or any similar governing documents;

                                  (ii)     change the number of shares of its
authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of any Keystone Entity or any Keystone Entity Subsidiary, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of any Keystone Entity or any Keystone Entity Subsidiary, or redeem or otherwise acquire any shares of such capital stock; provided, however, that Keystone Holdings may make ordinary dividends or other distributions in cash during 1996 so long as the aggregate amount of such dividends and distributions made in 1996 does not exceed $56,500,000, subject to Section 2.2(d) hereof, and so long as such dividends or other distributions are in accordance with an established dividend policy and consistent with past dividend practice and do not preclude the treatment of the Merger as a pooling transaction; provided, further, that cash dividends may be declared and paid by direct and indirect wholly owned subsidiaries of Keystone Holdings, subject to compliance with applicable regulatory requirements, but in no event shall any dividend permitted by this proviso be used to facilitate or fund any payment, and no dividend shall be declared or paid by Keystone Holdings, directly or indirectly, to KH Partners or the partners thereof other than (A) as set forth in the preceeding proviso,
(B) payments in the ordinary course consistent with past practice under existing agreements listed on Schedule 4.17, in an aggregate amount not to exceed $3,000,000, or (C) as set forth on Annex II.

                                  (iii)    liquidate, sell, transfer, assign,
encumber or otherwise dispose of any shares of capital stock of any Keystone Entity or Keystone Entity Subsidiary;

                                  (iv)     merge or consolidate with any other
Person or acquire any capital stock of or other equity interest in any Person or create any subsidiary;

                          (c)     KH Partners and the Keystone Entities agree
that from the date hereof to the Effective Time, no Keystone Entity or Keystone Entity Subsidiary shall do any of the following without complying with the notification procedure in Section 6.1(d) below:

                                  (i)      make any capital expenditures in
excess of (A) $500,000 per project or related series of projects or (B) $3,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

                                  (ii)     make application for the opening,
relocation or closing of any, or open, relocate or close any, branches;

                                  (iii)    change in any material manner its
lending or pricing policies or approval policies for making loans, its investment policies, its deposit pricing policies, its asset/liability management policies or any other material banking policies;

                                  (iv)     make or acquire any loan or issue a
commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business in order to facilitate the sale of REO;

                                  (v)      except for the Fixed Fee Agreement,
enter into, amend or terminate any contract (other than contracts for deposits at or borrowings by American Savings Bank or agreements for American Savings Bank to lend money or contracts involving capital markets transactions not otherwise restricted under this Agreement, so long as such contract does not involve a public offering of securities or an offering under Rule 144A of the Securities Act) that calls for the payment by any Keystone Entity or Keystone Entity Subsidiary of $250,000 or more after the date of this Agreement and that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination (a "Material Contract");

                                  (vi)     engage or participate in any
material transaction or incur or sustain any material obligation not in the ordinary course of business;

                                  (vii)    except after having followed the
American Savings Bank Environmental Policy, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

                                  (viii)   liquidate, sell, transfer, assign,
encumber or otherwise dispose of any assets of any Keystone Entity or Keystone Entity Subsidiary other than as has been customary in its ordinary course of business; or

                                  (ix)     agree to do any of the foregoing.

                          (d)     If any of the Keystone Entities or Keystone
Entity Subsidiaries wishes to engage in an activity listed in subsection (c) above it shall provide notice to WMI at least 10 days prior to taking any irrevocable action with regard to such activity. The notification shall be sent to the attention of S. Liane Wilson and shall contain a brief description of the proposed activity, the associated cost, if relevant, and the proper contact person for discussing the proposal. If the designated contact person has not heard from a representative of WMI within 10 days of providing such notice, it shall be deemed conclusively that WMI has no objection to the action being proposed. If WMI so requests within such 10 day period, the action shall be delayed until after the next regularly scheduled Management Consultation Meeting (as defined in Section 8.8 below).

                          (e)     To the extent that it may be necessary in
order to effect satisfaction of the conditions set forth in Section 9.2(b)(i) and (ii), Keystone Holdings may sell or transfer shares of Family SB to an unaffiliated Person, provided such sale or transfer does not preclude the Merger from being treated as a pooling of interests.

                 6.2 No Solicitation. Neither KH Partners, any Keystone Entity nor any of their partners, directors, officers, representatives, agents or other Persons controlled by any of them, shall directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any person, entity or group, other than the WM Entities, concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving any Keystone Entity, any division thereof or any Keystone Entity Subsidiary. KH Partners and the Keystone Entities will promptly communicate to WMI the terms of any proposal that any of them may receive in respect of any such transaction.

                 6.3 Access to Properties and Records. Each Keystone Entity shall, and American Savings Bank shall cause each Keystone Entity Subsidiary to, give representatives of the WM Entities reasonable access to its properties, and shall disclose and make available to the WM Entities all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of the Keystone Entities and the Keystone Entity Subsidiaries, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, loan files, filings with any regulatory authority, accountants work papers (subject to the consent of such accountants), litigation files, plans affecting employees, and any other business activities or prospects in which a WM Entity may have a reasonable interest in each case during normal business hours and upon reasonable notice. The Keystone Entities and the Keystone Entity Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of any Keystone Entity or any Keystone Entity Subsidiary or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 6.4 Assignment of Contract Rights. KH Partners and the Keystone Entities shall use reasonable efforts (best efforts in the case of the four branch leases previously identified to KH Partners) to obtain any consents, waivers or revisions necessary to allow the WM Entities to accede to all of the rights of each Keystone Entity and each Keystone Entity Subsidiary under all existing real property and personal property leases, licenses and other contracts, including without limitation loan servicing contracts, which WMI wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. The WM Entities will reasonably cooperate with KH Partners and the Keystone Entities in obtaining such consents, waivers and revisions, it being understood that the obligation to use reasonable efforts to obtain such consents, waivers and revisions shall nevertheless be the obligation of KH Partners and the Keystone Entities.

                 6.5 Amendment to Environmental Policy. Promptly following the execution of this Agreement, American Savings Bank will amend the American Savings Bank Environmental Policy so that between the date hereof and the Effective Time, American Savings Bank will not foreclose on any Commercial Real Estate Loan with an outstanding principal balance of $1,000,000 or more without first having had conducted a "Phase I" environmental study of the property serving as security for such Loan.

                 6.6 FRF Agreements. KH Partners and the Keystone Entities shall (a) use their best efforts to obtain any necessary consents and modifications so that the FRF Agreements shall be assumed by WM Bank, or such other subsidiary or subsidiaries of WMI as WMI shall reasonably designate, at Closing or provisions consistent with, or necessary to implement, the provisions of Sections 6.7 and 6.12 hereof; (b) use their best efforts to resolve, without material liability to the Keystone Entities or the WMI Entities, all material outstanding differences between KH Partners and the Keystone Entities, on the one hand, and the FDIC, on the other hand, relating to the FRF Agreements; and
(c) use their best efforts to facilitate a renegotiation of such agreements to simplify the remaining effective provisions thereof.

                 6.7 New West. KH Partners and the Keystone Entities shall use reasonable efforts to take such steps and obtain such approvals as shall be necessary or advisable so that the shares of stock in New West, and any obligation or liabilities in connection with the ownership, business or operation thereof, are transferred to and assumed by an entity other than any Keystone Entity or any Keystone Entity Subsidiary.

                 6.8 Payment of Notes and Preferred Stock. KH Partners and the Keystone Entities shall take such steps as WMI may reasonably request in order that the Senior Notes, the Subordinated Notes and the New Capital Preferred Stock may be paid or redeemed at or as soon as practicable after the Effective Time. It is agreed that KH Partners and the Keystone Entities shall be under no obligation to issue irrevocable notices of redemption prior to the Effective Time; provided, that KH Partners shall use reasonable efforts to obtain a waiver of the right to receive prior irrevocable notice of redemption from Merrill Lynch & Co.

                 6.9 Tax Return and Section 9 Report Amendments. KH Partners and the Keystone Entities shall file or cause to be filed with the IRS, amended consolidated federal income tax returns of Keystone Holdings for the years 1992 and 1993 no later than September 14, 1996. The amendments shall reduce the amount of the addition to the qualifying real property loan loss reserve established pursuant to Section 593 of the Code for 1992 to approximately $88 million and the amount of such addition for 1993 to approximately $134 million. In addition, KH Partners and the Keystone Entities shall cause to be filed no later than October 15, 1996 with the California Franchise Tax Board an amended return for American Savings Bank reducing the amount of the tax bad debt reserve at December 31, 1993 to approximately $369 million. KH Partners and the Keystone Entities shall contemporaneously cause to be provided to the FDIC (i) copies of the amended tax returns referred to above and (ii) revised computations of the amounts due to the FDIC under
Section 9 of the Assistance Agreement.

                 6.10     Employees, Employee Benefit Plans.

                          (a)     Without the consultation and approval of WMI
(which shall not be unreasonably withheld, delayed or conditioned), American Savings Bank shall not establish any Benefit Plan and shall not amend or terminate any Benefit Plan (except as may be required by law) or make any contribution to any Benefit Plan except in such amount and at such times as may be required by law or as are consistent with past practices.

                          (b)     American Savings Bank shall not disseminate
or make available any memoranda, notices, plan summaries, or other communications regarding the terms and conditions of employment or benefits payable as a result of employment or the Benefit Plans (other than materials customarily furnished by American Savings Bank to new employees or as required by law or the applicable Plan) without the consultation and approval of WMI or the Plan Administration Committee of WMI (which shall not be unreasonably withheld, delayed or conditioned).

                          (c)     All necessary action shall be taken to
initiate termination of the American Savings Bank Phantom Share Plan (the "Phantom Share Plan"), the American Savings Bank Executive Short-Term Incentive Plan (the "Short-Term Incentive Plan") and the American Savings Bank Executive Long-Term Incentive Plan (the "Long-Term Incentive Plan"), in each case in accordance with its terms so that termination can occur within 120 days following Closing. All amounts due and owing to participants in any of such plans shall be accrued as a liability of American Savings Bank prior to Closing and thereafter paid in accordance with their terms.

                          (d)     Other than in the ordinary course of business
consistent with past practice or except as required by agreements disclosed on Disclosure Schedule 4.14(a)(i), American Savings Bank shall not grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors; provided that American Savings Bank may, with the prior written consent of WMI, pay or agree to pay reasonable amounts to induce officers and other employees to remain in the employ of American Savings Bank.

                          (e)     No amendments will be made to the Change of
Control Agreements listed on Disclosure Schedule 4.14(f) except for a First Amendment to Change of Control Agreement with respect to each such agreement, the form of which was approved by the Compensation Committee of the board of directors of American Savings Bank and a copy of which has been provided to WMI.

                          (f)     Prior to Closing American Savings Bank shall
make all contributions required by the terms of that certain Grantor Trust/Trust Agreement between American Savings Bank and Security Pacific National Bank dated June 25, 1991. In addition, American Savings Bank shall, prior to Closing, cause the trust to eliminate corporate owned life insurance from the trust assets.

                          (g)     The Keystone Entities shall not make any
changes to the Phantom Share Plan, the Long-Term Incentive Plan, the Change of Control Agreements and the Short-Term Incentive Plan without the prior written consent of WMI. The total payments, net of accrual, to be made to employees under such plans and agreements shall not exceed $27 million, assuming that the applicable price per share of WMI Common Stock is less than or equal to $28.00 and without giving effect to any increase if such per share amount is greater than $28.00.

                          (h)     Prior to the Effective Time, KH Partners, the
Keystone Entities and the Keystone Entity Subsidiaries shall take all action necessary to insure that no individual will receive an "excess parachute payment," as defined in Section 280G(b)(1) of the Code, as a result of the Closing or any change described in Section 280G(b)(2)(A)(i) of the Code.

                          (i)     During the period from the date of this
Agreement to the Effective Time, American Savings Bank shall not authorize, designate or permit any additional employee of American Savings Bank to participate in the American Savings Bank Executive Compensation Program's Life Insurance Plan.

                          (j)     The Keystone Entities agree to amend their
401(k) plan prior to Closing so that participant loans are no longer available, and may amend their 401(k) plan to allow partial repayments of existing loans thereunder.

             6.11 Assets of KH Partners. Prior to the Effective Time, KH Partners shall take all steps necessary to contribute all of its assets to the Keystone Entities, other than shares of Keystone Holdings, its claims in the Case (which shall be subject to the provision set forth in Section 2.3(g) hereof) and its rights hereunder.

             6.12 New West Dissolution. KH Partners shall not permit New West to be dissolved or liquidated without obtaining the prior written consent of the FDIC to indemnify both AREG and American Savings Bank to the full extent that AREG and American Savings Bank are currently indemnified by New West pursuant to Section 8.03 of the AREG Management Agreement dated December 28, 1988 (as such section was preserved by Section 3.1a of the AMD Residual Agreement dated as of June 30, 1993) and Section 8.03 of the Amended and Restated NA Management Agreement dated as of June 30, 1993, respectively.

             6.13 Waiver of Notice. On or prior to the Closing Date, KH Partners and the Keystone Entities shall, and shall cause their affiliates to, as the case may be, irrevocably waive the requirement of thirty days' written notice of termination under each of the following two affiliate agreements which are set forth on Disclosure Schedule 4.17: (i) the Consulting Agreement, dated December 16, 1993, by and between Keystone Holdings and Keystone, Inc., a Texas corporation, and (ii) the First Amended and Restated Service Agreement, dated February 19, 1993, by and among Bass Enterprises Production Company, a Texas corporation, and each of the Keystone Entities.

         7. Covenants of the WM Entities. In addition to other covenants and agreements set forth herein, each WM Entity covenants and agrees as follows:

                 7.1 Conduct of Business of WM Entities. During the period from the date of this Agreement to the Effective Time:

                          (a)     The WM Entities will conduct the business of
WMI and each WMI Subsidiary in a manner consistent with prudent banking and (in the case of WM Life Insurance Company) insurance practice and with the 1996 WMI Strategic Plan.

                          (b)     No WM Entity, or any of its directors,
officers, representatives, agents or other persons controlled by any of them, shall directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any Person or group concerning any transaction which, if consummated, would constitute a Third Party Acquisition of WMI. WMI will promptly communicate to KH Partners the terms of any proposal that it may receive in respect of any such transaction. Notwithstanding the foregoing two sentences, if the board of directors of WMI receives an unsolicited offer or inquiry with respect to such a transaction, the board may respond to such offer if the board determines in its good faith judgment (after receiving advice of counsel) that such response is reasonably required in order to discharge its fiduciary duties.

                          (c)     Without the prior written consent of KH
Partners, neither WMI nor any of its subsidiaries shall enter into, or agree to enter into, any transaction whereby WMI or any of its subsidiaries would acquire or assume, whether by merger, a purchase of stock, a purchase and assumption agreement or otherwise, (i) another Person with more than $5,000,000,000 in assets, (ii) assets of another Person in excess of $5,000,000,000 or (iii) deposits and other liabilities of another Person in excess of $5,000,000,000.

                 7.2 Approval of WMI Stockholders. WMI will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement, the Plan of Merger and the transactions contemplated hereby and of increasing the number of authorized shares of WMI Common Stock and for such other purposes as may be necessary or desirable, (b) include in the WMI Proxy Statement the recommendation of WMI's Board of Directors that the WMI stockholders approve this Agreement and the other transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by WMI stockholders of this Agreement and the transactions contemplated hereby. Prior to the Effective Time (subject to the receipt of WMI Stockholder Approval), WMI will take all other necessary actions to permit it to issue the number of shares of WMI Common Stock required pursuant to the terms of this Agreement and the Warrant Exchange Agreement.

                 7.3      Employees; Employee Benefit Plans.

                          (a)     All employees of American Savings Bank or the
Keystone Entity Subsidiaries who have worked for such entities for (i) at least one year (a minimum of 1,000 hours in a calendar year) who continue as employees of an WM Entity or any WMI Subsidiary or (ii) less than one year but who continue as employees of an WM Entity or any WMI

Subsidiary for the balance of one year (a minimum of an aggregate of 1,000 hours in a calendar year) shall receive service credit for employment at any Keystone Entity and any Keystone Entity Subsidiary of one year for purposes of meeting all eligibility and vesting requirements for participation in the WMI Retirement Savings and Investment Plan (the "WMI RSIP").

                          (b)     At the Effective Time or as soon thereafter
as is operationally reasonable for WMI, the Keystone Entities' 401(k) plan shall be merged into the WMI RSIP. On the Effective Date, deferrals and contributions to the Keystone Entities' 401(k) shall cease and such plan will be frozen. As soon as practical following the Effective Date, the American Savings Bank employees will be enrolled in the WMI RSIP. The profit sharing contribution for Keystone Entity employees made for the period following the Effective Time shall be prorated for the period of time that the Keystone Entity employee is a participant in the merged plan.

                          (c)     Effective as of the Effective Time, all
employees of American Savings Bank or the Keystone Entity Subsidiaries shall, at the option of WMI, either continue to participate in the Benefit Plans that are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) or "cafeteria plans" (within the meaning of Section 125 of the Code) and are in effect immediately prior to the Effective Time or become participants in similar WMI employee benefit plans, practices and policies (the "WMI Welfare Benefit Plans") on the same terms and conditions as similarly situated WMI employees. If any of the employees of American Savings Bank or the Keystone Entity Subsidiaries shall become eligible to participate in any WMI Welfare Benefit Plans that provide medical, hospitalization or dental benefits, WMI shall waive any pre-existing condition exclusions and actively at work requirements (to the extent that a waiver of the actively at work requirement would be available to an employee of WMI or its subsidiaries under similar circumstances, (but shall not waive general requirements of formal employment with WMI or its subsidiaries).

                          (d)     All vacation accrued and not used by
employees of American Savings Bank and the Keystone Entity Subsidiaries prior to the Effective Time shall be maintained by WMI after the Effective Time; provided, however, that following the Closing, such vacation shall accrue at the same rate as for similarly situated WMI employees (counting service credit earned prior to the Effective Time). All sick leave or short-term disability accrued by employees of American Savings Bank and the Keystone Entity Subsidiaries prior to the Effective Time shall be maintained by WMI after the Effective Time provided, however, that following the Closing, such sick leave and short-term disability shall accrue at the same rate as for similarly situated WMI employees (counting service credit earned prior to the Effective
Time). Promptly following Closing, to the extent not inconsistent with specific employment agreements employees of American Savings Bank and the Keystone Entity Subsidiaries shall be paid for any vacation or sick leave accrued prior to the Effective Time to which such employees will no longer be entitled as WMI employees.

                          (e)     The American Savings Bank Grantor Trust which
is intended to provide the funding for the American Savings Bank Executive Compensation Program's Supplemental Executive Retirement Plan I for both Senior Vice Presidents and for the Executive Vice Presidents and above (collectively the "American Savings Bank SERP") and for the American Savings Bank Executive Compensation Program's Deferred Compensation Plan (as restated as of January 1,
1995) (the "American Savings Bank Deferred Compensation Plan"), the American Savings Bank SERP and the Deferred Compensation Plan will be maintained for the benefit of all persons with a vested interest in the American Savings Bank SERP and/or the American Savings Bank Deferred Compensation Plan at Closing.

                 7.4      WMI Board of Directors.

                          (a)     As of the Effective Time, two representatives
mutually agreeable to Robert M. Bass and WMI will be invited to fill vacant seats on the WMI board of directors. It is currently anticipated that, assuming that the Effective Time occurs prior to the Record Date (as defined below) for the 1997 annual meeting of the WMI stockholders, one director will be appointed to the class whose term ends at the WMI annual meeting in 1997 and one will be appointed to the class whose term ends at the WMI annual meeting in 1999.

                          (b)     WMI agrees to propose these directors or
their successors mutually agreed to by Robert M. Bass and WMI (the "Bass Directors") for reelection to the WMI board of directors in accordance with the following arrangement:

                                  (i)      If, on the record date for any
annual meeting of the WMI stockholders at which directors are to be elected (a "Record Date"), the number of Bass Shares outstanding exceeds the sum of (A)
8.5 million and (B) 21.3% of the Escrow Shares (if any) released by the Escrow Agent to the holders of the contingent right thereto as of such Record Date, then WMI will renominate any and all Bass Directors whose terms are expiring in connection with such meeting.

                                  (ii)     If on any Record Date the number of
Bass Shares outstanding is not greater than the sum of (A) and (B) in Section 7.4(b)(i) but is greater than the sum of (C) 5.0 million and (D) 21.3% of the Escrow Shares (if any) released to the holders of the contingent right thereto as of such Record Date, then WMI will renominate any Bass Director whose term is expiring in connection with such meeting only if there is no other Bass Director then serving on the WMI Board.

                                  (iii)    Notwithstanding subsections (i) and
(ii) above, if on any Record Date the Bass Shares constitute less than five percent of the total number of shares of WMI Common Stock then outstanding, WMI will have no obligation to renominate any Bass Director.

                          (c)     For purposes of this Agreement, "Bass Shares"
shall be defined as shares of WMI Common Stock held of record or beneficially by the Persons set forth on Annex III. Robert M. Bass shall be the sole representative of the holders of the Bass Shares with respect to any proposal for successors to the initial Bass Directors. Robert M. Bass shall have the burden of establishing to WMI's satisfaction record or beneficial ownership for the Bass Shares for purposes of this Section 7.4.

                 7.5      Tax Reorganization Matters.

                          (a)     WMI and its affiliates and subsidiaries shall
not take or permit any of the Keystone Entities to take any action after the Closing, including any transfer or other disposition of any assets of or any interest in any of the Keystone Entities, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                          (b)     WMI shall report the Merger for income tax
purposes as a reorganization within the meaning of Section 368(a) of the Code and any comparable state or local tax statute.

                          (c)     Following the Merger, WMI will continue the
historic business of Keystone Holdings or use a significant portion of Keystone Holdings' historic business assets in a business.

                 7.6 Access to Information/Updated Due Diligence. During the 30 day period prior to Closing, KH Partners and its representatives shall have a reasonable opportunity to conduct an update of their due diligence review of WMI and its subsidiaries. In order to permit such due diligence update, the WM Entities agree to provide KH Partners and its representatives reasonable access to the properties of WMI and its subsidiaries, and shall disclose and make available to the KH Partners all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of WMI and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, loan files, filings with any regulatory authority, accountants work papers (subject to such accountants' consents), litigation files, plans affecting employees, and any other business activities or prospects in which KH Partners may have a reasonable interest in each case during normal business hours and upon reasonable notice. WMI and its subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of WMI or any WMI subsidiaries or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 7.7      Indemnification and Insurance.

                          (a)     From and after the Effective Time, WMI shall
indemnify and hold harmless each current and former director and officer of any Keystone Entity or Keystone Entity Subsidiary, against any costs or expenses (including advancing reasonable attorneys' fees and expenses as incurred, subject to any undertaking to reimburse such advances required by applicable law), judgments, fines, losses, claims, damages or liabilities incurred by reason of the fact that he is or was a director or officer of such Keystone Entity or Keystone Entity Subsidiary in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the applicable Keystone Entity's or Keystone Entity Subsidiary's Articles of Incorporation, bylaws, as well as applicable law and regulations, subject to any limitations provided therein (all as in effect on the date hereof); provided, however, that this indemnity shall not apply to any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred by or on behalf of the individuals listed on Annex IV in connection with any claim, action, suit, proceeding or investigation (i) arising out of actions or omissions relating to their service as officers, directors or agents of New West, and (ii) made or alleged by any person who is or was a direct or indirect beneficial owner of an interest in KH Partners. This indemnity shall be exclusive with respect to the individuals listed on Annex IV and shall supersede in its entirety any right to indemnity contained in the articles or bylaws of any Keystone Entity or Keystone Entity Subsidiary or under applicable law.

                          (b)     WMI shall allow Keystone Holdings to purchase
discovery period or "runoff" directors and officers ("D&O") insurance coverage with limits of not less than $50,000,000 and for a period of not less than 5 years for prior acts for all current and former directors and officers of the Keystone Entities and the Keystone Entity Subsidiaries and those other entities covered on Keystone Holding's current D&O policies.

         8. Mutual Covenants of the Parties. In addition to other covenants and agreements of the parties contained herein, the parties agree and covenant as follows:

                 8.1 Current Information. No later than ten (10) business days from the date of this Agreement, KH Partners and WMI will each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the recipients of updated information, including any revisions to the Disclosure Schedules as discussed
in Section 8.5.   The Keystone Designated Representative will promptly notify the WMI Designated Representative of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving any Keystone Entity or any Keystone Entity Subsidiary, and will keep the WMI Designated Representative fully informed of such events and the progress of any already existing litigation. The WMI Designated Representatives shall likewise notify and keep informed the Keystone Designated Representative.



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                 8.2      Reports.

                           (a)    As soon as reasonably available, but in no
event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of any fiscal year), KH Partners will deliver to WMI any quarterly reports provided to the holders of New Capital Preferred Stock, the Senior Notes or the Subordinated Notes. As soon as reasonably available but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, KH Partners will deliver to WMI any annual reports provided to the holders of New Capital Preferred Stock, the Senior Notes or the Subordinated Notes.

                          (b)    As soon as reasonably available, but in no
event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of any fiscal year), WMI will deliver to KH Partners its quarterly report on Form 10-Q as filed under the Securities Exchange Act. As soon as reasonably available, but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, WMI will deliver to KH Partners its annual report on Form 10-K as filed under the Securities Exchange Act.

                          (c)     KH Partners shall provide WMI with copies of
director reports prepared for meetings of the Board of Directors of each Keystone Entity no later than three business days after such meeting. WMI shall provide KH Partners with copies of director reports prepared for meeting of the board of directors of WMI no later than three business days after such meeting.

                 8.3      Regulatory Matters.

                          (a)     The parties hereto will cooperate with each
other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, the FDIC, the OTS, the Justice Department and other regulatory authorities. KH Partners and WMI shall each have the right to review reasonably in advance all information relating to the WM Entities or the Keystone Entities, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

                          (b)     The KH Partners and WMI shall furnish each
other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the WMI Proxy Statement, or any other statement or application made by or on behalf of WMI or the

KH Partners, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

                          (c)     The KH Partners and WMI will promptly furnish
each other with copies of written communications received by WMI or American Savings Bank or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby other than any such written communications received or delivered in connection with any proposed settlement of the Case where the furnishing of such communications would reasonably be expected to jeopardize the attorney-client privilege of KH Partners or any Keystone Entity.

                 8.4 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all reasonably necessary action, subject to the terms and conditions of this Agreement.

                 8.5      Disclosure Supplements.

                           (a)    As soon as practicable after the end of each
calendar quarter, at such other times as WMI may reasonably request and on the date five business days prior to Closing, KH Partners and the Keystone Entities will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising and known to KH Partners or any Keystone Entity which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to the Disclosure Schedules shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 9.2(a)(ii) and
(iii).

                          (b)     As soon as practicable after the end of each
calendar quarter, at such other times as KH Partners may reasonably request and at least five business days prior to Closing, the WM Entities will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising and known to any of the WM Entities which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Schedules shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 9.3(b).

                 8.6      Confidentiality.

                          (a)     All information furnished by, or on behalf
of, any Keystone Entity or any Keystone Entity Subsidiary to the WM Entities or their representatives or affiliates pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of the Keystone Entity or the Keystone Entity Subsidiary until consummation of the Merger and, if the Merger shall not occur, the WM Entities and their agents and advisers shall return to the Keystone Entity or the Keystone Entity Subsidiary, as appropriate, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes.

                          The obligation to keep such information confidential
shall not apply to any information which would be excluded from the definition of "Evaluation Materials" pursuant to the last sentence of the first paragraph of the WMI Confidentiality Letter. Disclosure of any confidential information pursuant to federal securities laws or under the terms of a subpoena, discovery request or other order issued by a court of competent jurisdiction or other government agency shall be handled in the same manner as provided in the WMI Confidentiality Letter for such disclosure of Evaluation Material.

                          (b)     All information furnished by, or on behalf
of, any WM Entity or any WM Bank Subsidiary to the Keystone Entities or their representatives or affiliates pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of the WM Entity or the WM Bank Subsidiary, and upon consummation of the Merger or termination of this Agreement in accordance with Section 10.1, the Keystone Entities and their agents and advisers shall return to the WM Entity or the WM Bank Subsidiary, as appropriate, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes.

                          The obligation to keep such information confidential
shall not apply to any information which would be excluded from the definition of "Evaluation Materials" pursuant to the last sentence of the first paragraph of the Keystone Confidentiality Letter. Disclosure of any confidential information pursuant to federal securities laws or under the terms of a subpoena, discovery request or other order issued by a court of competent jurisdiction or other government agency shall be handled in the same manner as provided in the Keystone Confidentiality Letter for such disclosure of Evaluation Material.

                 8.7 Public Announcements. The mutually agreed upon initial press release announcing this Agreement and the Merger is attached hereto as Exhibit D. Thereafter, no release or other public disclosures shall be made by any of the WM Entities, on the one hand, or



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by KH Partners or any of the Keystone Entities, on the other hand, with respect to this Agreement or any of the transactions contemplated hereby without the prior consultation and approval of KH Partners, on the one hand, or of WMI, on the other hand (which shall not be unreasonably withheld, delayed or conditioned), except as may be otherwise required by law.

                 8.8 Management Consultation Meetings. From the date of this Agreement until the Effective Time, management of WMI and of American Savings Bank shall confer on a regular basis regarding the business and operations of American Savings Bank and WMI. The parties shall agree upon a mutually convenient time and place for such meetings (the "Management Consultation Meetings"), which shall occur no less frequently than monthly.

                 8.9 Failure to Fulfill Conditions. In the event that WMI or KH Partners determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be, or is not likely to be, fulfilled on or prior to June 30, 1997 and that it will not waive that condition, it will promptly notify the other party.

         9.      Closing Conditions.

                 9.1 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                          (a)     Stockholder Approval.  This Agreement, the
Plan of Merger, the increase in WMI's authorized shares of common stock, and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of WMI.

                          (b)     Regulatory Approvals.  All necessary
regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

                          (c)     No Injunction.  No party hereto shall be
subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                          (d)     Tax Opinion.  An opinion shall be obtained
from Foster Pepper & Shefelman in a form reasonably satisfactory to WMI and KH Partners with respect to federal income tax laws substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. No opinion will be expressed with respect to the tax consequences of receiving cash in lieu of fractional shares of WMI Common Stock.

                          (e)     Antitrust Law.  Any applicable pre-merger
notification provisions of Section 7A of the Clayton Act shall have been complied with by the parties hereto, and no



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other statutory or regulatory requirements with respect to the Clayton Act shall be applicable other than Section 18(c) of the Federal Deposit Insurance Act and rules and regulations in connection therewith. There shall be no pending or threatened proceedings by the California Attorney General or any other public entity under any applicable antitrust law of the State of California.

                          (f)     New West.  The shares of stock in New West,
together with any obligations or liabilities in connection with the ownership, business or operation thereof, shall have been transferred to and assumed by an entity other than a Keystone Entity or a Keystone Entity Subsidiary, without any substantial cost being incurred by any Keystone Entity.

                          (g)     FRF Matters.  The FDIC, WMI, the Keystone
Entities, KH Partners and certain other Persons shall have entered into, concurrently with the execution of this Agreement, the Warrant Exchange Agreement and such agreement shall be in full force and effect and be consummated concurrently with the Closing hereunder. Pursuant to the Warrant Exchange Agreement certain of the FRF Agreements, namely the Securityholders Agreement, the FRF Warrant Agreement and the Option Agreement, shall be terminated (all of the FRF Agreements except for the Warrant Agreement, the Securityholders Agreement and the Option Agreement are hereinafter referred to as the "Surviving FRF Agreements."). The Keystone Entities shall have obtained all consents relating to and modifications of the Surviving FRF Agreements necessary in order for the Merger to be consummated and so that the FRF Agreements may be assumed by the WMI Entities at the Effective Time. Notwithstanding any other provision of this Agreement, the condition in the first sentence of this Section 9.1(g) shall not be waivable by any of the parties hereto.

                          (h)     Pooling Letter.  Deloitte & Touche shall have
delivered a letter addressed to WMI and KH Partners, in a form reasonably satisfactory to each of WMI and KH Partners, that the transaction contemplated hereby qualifies for pooling of interests accounting treatment.

                          (i)     Execution of Escrow Agreement.  The Escrow
Agreement shall have been duly executed by all parties thereto.

                 9.2 Conditions to the Obligations of the WM Entities under this Agreement. The obligations of the WM Entities under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the WM Entities.

                          (a)     (i) Each of the obligations or covenants of
KH Partners and the Keystone Entities required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and (ii) each of the representations and warranties of KH Partners and the Keystone Entities



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



contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not in the aggregate (without regard to any materiality standard contained in any such representation and warranty) have a Material Adverse Effect on the Keystone Entities taken as a whole and (iii) each of the representations and warranties of KH Partners and Keystone Entities contained in Sections 4.1, 4.2(a), (b) and (d), 4.3, 4.6, 4.7 (other than clause (iii) of each of (a) and (b)), 4.8, 4.14(a), 4.23, 4.25, 4.26 and 4.28 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date).

                          (b)     (i)      Any consents, waivers, clearances,
approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that (x) is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on the Keystone Entities or WMI, or (y) would require WM Bank or WMBfsb to raise additional capital other than to increase either or both of such institutions' leverage capital (as defined in Appendix B to 12 C.F.R. Part 325 as proposed or adopted by the FDIC) or core capital (as defined in 12 C.F.R. Part 567 as proposed or adopted by the OTS) to a level no higher than 5.0 percent (as adjusted to account for the Merger). It is hereby agreed that any term or condition contained in any previous approval granted to a WM Entity for a merger or acquisition transaction shall be deemed a "normal" condition for purposes of this Section 9.2(b). For purposes of Section 10 hereof, any "approval" which contains any of the foregoing unacceptable terms or conditions shall be deemed to be a regulatory "denial."

                                  (ii)     WMI shall have received (x) from the
OTS confirmation that upon consummation of the Merger, WMI will not be deemed to control Family SB for purposes of 12 U.S.C. Section 1467a and (y) from the FDIC either confirmation that upon consummation of the Merger, WMI will not be deemed to control Family SB for purposes of 12 U.S.C. Section 1815(e) or a waiver for subsidiaries of WMI that are insured depository institutions from "cross-guaranty" liability under 12 U.S.C. Section 1815(e) with respect to the default of Family SB; provided, however, that WMI agrees that it will accept conditions from the OTS and the FDIC that are identical to or as stringent as but no more stringent than those contained in OTS Order Number 92-66 dated February 28, 1992 and FDIC Order Conditionally Granting Approval for Waiver of Cross-Guaranty Number 92-98kk dated April 7, 1992, respectively.

                                  (iii)    All material outstanding differences
between KH Partners and the Keystone Entities, on the one hand, and the FDIC, on the other hand, relating in any way to the FRF Agreements or the Keystone Entities shall have been resolved without material liability to the Keystone Entities.

                          (c)     The WM Entities shall have received an
opinion or opinions reasonably satisfactory to them in form and substance, dated the date of the Closing, from Cleary, Gottlieb, Steen & Hamilton and Kelly, Hart & Hallman, special counsel to KH Partners.

                          (d)     WMI shall have received an opinion reasonably
satisfactory to it from CS First Boston, a financial advisory firm, dated as of the date of the WMI Proxy Statement, as to the fairness, from a financial point of view, of the consideration to be paid by WMI pursuant to this Agreement.

                          (e)     Since the date of this Agreement there shall
have been no Material Adverse Change with respect to the Keystone Entities and the Keystone Entity Subsidiaries (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof); provided, however, that the following expenses and adjustments shall be excluded in determining whether a Material Adverse Change has occurred: (i) fees and expenses relating to the negotiation and consummation of the transactions contemplated hereby, (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby, (iii) other closing adjustments requested by WMI, and (iv) payments under the Fixed Fee Agreement.

                          (f)     Except as otherwise requested by WMI, the
directors of each Keystone Entity and each Keystone Entity Subsidiary shall have executed letters of resignation effective on or prior to the Effective Time and, in such letters (or in a separate letter, in the case of any former director listed on Exhibit D), all Persons listed on Exhibit D shall have waived any and all rights they may have to make claims for indemnification, other than the rights specifically provided in Section 7.7.

                          (g)     KH Partners and the Keystone Entities shall
have furnished the WM Entities with such certificates of their officers and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as WMI may reasonably request.

                          (h)     KH Partners and the Keystone Entities shall
have obtained (i) all Keystone Entities' real property lease transfer consents necessary, as a result of consummation of the Merger, to permit American Savings Bank to continue 90% of its branch deposit operations in the ordinary course (measured by deposit balances at March 31, 1996) without having incurred substantial costs to the Keystone Entities or the Keystone Entity Subsidiaries, and (ii) all of the other consents, waivers and revisions described in Section 6.4, without having incurred substantial costs to the Keystone Entities or the Keystone Entity Subsidiaries in



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connection therewith, except for any such consents, waivers and revisions the failure to obtain which would, in the aggregate, cause material disruption of such operations.

                          (i)     KH Partners shall have obtained the consents
and modifications referred to in Section 6.6(a).

                          (j)     Affiliates of KH Partners shall have waived
the right to receive irrevocable notice in connection with the redemption of the Subordinated Notes or the New Capital Preferred Stock owned by such Affiliates.

                          (k)     The amendments to the 1992 and 1993 Federal
Income Tax Returns referred to in Section 6.9 hereof shall have been filed with the appropriate authorities (including the provision of copies thereof to the FDIC) within the time limits specified in Section 6.9; none of those amendments shall have been challenged by the relevant taxing authority; and no additional payment to the FRF of more than $500,000 by any Keystone Entity shall have resulted from such amendments.

                          (l)     The FDIC Office of Inspector General (the
"OIG") shall have completed a compliance audit (the "Audit") of the schedules of activity maintained by New West and American Savings Bank in the Special Reserve Accounts (as described in the Assistance Agreement), both debits and credits, and any related book value adjustments resulting from such debits and credits or from FRF contributions or payments, for the period from July 1, 1994 through December 31, 1995 or such later date as is reasonably practicable, including without limitation, with respect to the Intercompany Note and the Liquidity Account (each as defined in the Assistance Agreement) and to credits and payments pursuant to Section 9 of the Assistance Agreement for the period from January 1, 1994 through the tax return filed or anticipated to be filed no later than September 15, 1996 for the year ended December 31, 1995. In addition, as (x) tax returns for years 1988 through 1991 were amended during this audit period and (y) tax returns for the years 1992 and 1993 will be amended by September 15, 1996, tax benefits generated from all such amended returns shall also be included in the audit.

                          All disputes arising with respect to items or periods
covered by the Audit will be resolved without the payment of additional amounts in excess of $500,000 in the aggregate by all Keystone Entities, and the FDIC and the Keystone Entities shall have entered into a release in which the FDIC shall agree that, absent a finding of fraud or mathematical error, all matters covered by the Audit will be deemed approved at all levels of audit review and for all purposes, and shall constitute (and shall state that it is) a final resolution for purposes of further challenges by the FDIC to any entries covered by the Audit; provided, however, that the FDIC may reserve its rights with respect to the matters covered by the Tax Settlement Agreement (as defined in section 9.2(m)) in the event this Agreement is terminated in accordance with
Article 10 hereof.



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



                          (m).  The tax settlement agreement, dated as of July
21, 1996, by and among the Keystone Entities, New West and the FDIC (the "Tax Settlement Agreement"), shall be in full force and effect and shall not have been modified or amended in any respect without the prior consent of WMI, which shall not be unreasonably withheld.

                 9.3 Conditions to the Obligations of KH Partners and the Keystone Entities Under This Agreement. The obligations of KH Partners and the Keystone Entities under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the KH Partners and the Keystone
Entities:

                          (a)     Each of the obligations or covenants of the
WM Entities required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

                          (b)     Each of the representations and warranties of
the WM Entities contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be true and correct would not in the aggregate (without regard to any materiality standard contained in such representations and warranties) have a Material Adverse Effect on WMI, and each of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.5, 5.6 (other than clause
(iii)), 5.7, 5.15 and 5.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date).

                          (c)     The KH Partners shall have received an
opinion reasonably satisfactory to it in form and substance, dated the date of the Closing, from Foster, Pepper & Shefelman, counsel to the WM Entities. Foster, Pepper & Shefelman may rely as to certain matters of New York law on an opinion, dated as of the Closing Date, of Gibson, Dunn & Crutcher, special counsel to WMI.

                          (d)     Since the date of this Agreement, there shall
have been no Material Adverse Change with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in general accepted accounting principles or interpretations thereof); provided, however, that fees and expenses relating to the negotiation and consummation of the transactions contemplated hereby shall be excluded in determining whether a Material Adverse Change has occurred.



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                          (e)     The WM Entities shall have furnished KH
Partners with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
9.3 as KH Partners may reasonably request.

                          (f)     WMI shall have instructed its transfer agent
with respect to the issuance of WMI Common Stock to the Keystone Holdings stockholder at least two days prior to Closing.

         10.     Termination, Amendment and Waiver.

                 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the WMI stockholders:

                          (a)     by mutual written consent of all the parties
hereto;

                          (b)     by any party hereto (i) if the Effective Time
shall not have occurred on or prior to June 30, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or (ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period WMI is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, KH Partners and the Keystone Entities may not terminate this Agreement until the earlier of (A) June 30, 1997 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the WMI's stockholders is delivered to KH Partners indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by Section 2.4 hereof;

                          (c)     by the WM Entities (i) if at the time of such
termination there shall have been a Material Adverse Change with respect to the Keystone Entities from that set forth in March 1996 Keystone Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof), it being understood that any of the matters set forth in the Keystone Entities' Disclosure Schedules as of the date of this Agreement or any of the matters described in clauses (i) or
(ii) of Section 9.2(e) are not deemed to be a Material Adverse Change for purposes of this paragraph (c); or (ii) if there shall have been any material breach of any covenant of KH Partners or the Keystone Entities hereunder and such breach shall not have been remedied within

45 days after receipt by American Savings Bank of notice in writing from WMI specifying the nature of such breach and requesting that it be remedied;

                          (d)     by KH Partners and the Keystone Entities (i)
if at the time of such termination there shall have been a Material Adverse Change with respect to WMI from that set forth in WMI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof), it being understood that any of the matters set forth in WM Entities' Disclosure Schedules as of the date of this Agreement or items described in the proviso in Section 9.3(d) are not deemed to be a Material Adverse Change for purposes of this paragraph (d); (ii) if there shall have been any material breach of any covenant of the WM Entities hereunder and such breach shall have not been remedied within 45 days after receipt by WMI of notice in writing from KH Partners specifying the nature of such breach and requesting that it be remedied; or (iii) if a Third Party Acquisition of WMI shall have occurred.

                 10.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 10.1, this Agreement shall forthwith become void (other than Section 8.6, this Section 10.2, Section
11.1 and Section 11.7 hereof, which shall remain in full force and effect) and, there shall be no further liability on the part of any party or its officers or directors except for the liability of the WM Entities under Section 8.6.

                 10.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of WMI, the parties may
(a) amend this Agreement (including the Plans of Merger incorporated herein),
(b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the WMI stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that changes the amount of consideration to be delivered to the Keystone Holdings stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.     Miscellaneous.

                 11.1 Expenses. All legal and other costs and expenses incurred by KH Partners in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the Keystone Entities and not KH Partners, other than legal fees incurred in connection with negotiations with the FDIC to determine the appropriate consideration the FDIC will receive in exchange for the Warrants, which fees shall be the responsibility of KH Partners. All other legal and other costs and expenses shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

                 11.2 Survival. Except for the covenants of Sections 7.3, 7.4, 7.5, 7.7, the second sentence of Section 8.4, Sections 2.3(a)-(e), (g) and
(h), the third sentence of Section 2.6(a), the first sentence of Section 2.6(b), Sections 2.6(c), 8.6(b), 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7 and
11.8, the respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall not survive the Effective Time.

                 11.3 Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

                          (a)     If to a WM Entity, to:

                                  Washington Mutual, Inc.
                                  1201 Third Avenue, 15th Floor
                                  Seattle, WA 98101
                                  Attn: Marc R. Kittner, Senior Vice President Telecopy Number: (206) 554-2790

                                  With copies to:

                                  Foster Pepper & Shefelman
                                  1111 Third Avenue Bldg., 34th Floor
                                  Seattle, WA 98101
                                  Attn:  Fay L. Chapman
                                  Telecopy Number:  (206) 447-9700

                                  and

                                  Gibson, Dunn & Crutcher
                                  One Montgomery Street, Telesis Tower
                                  San Francisco, CA  94104-4505
                                  Attn:  Todd  H. Baker
                                  Telecopy Number:  (415) 986-5309

                                  If to KH Partners or a Keystone Entity, to:

                                  Keystone Holdings Partners, L.P.
                                  201 Main Street, 23rd Floor
                                  Fort Worth, TX  76102
                                  Attn:  Ray L. Pinson
                                  Telecopy Number:  (817) 338-2047

                                  With copies to:

                                  Kelly, Hart & Hallman
                                  201 Main Street, Suite 2500
                                  Ft. Worth, TX  76102
                                  Attn:  Billie J. Ellis, Jr.
                                  Telecopy Number:  (817) 878-9280

                                  and

                                  Cleary, Gottlieb, Steen & Hamilton
                                  One Liberty Plaza
                                  New York, NY 10006
                                  Attn:  Michael L. Ryan
                                  Telecopy Number:  (212) 225-3999

                                  and

                                  Paul Weiss Rifkind Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, NY  10019
                                  Attn:  David R. Sicular
                                  Telecopy Number: (212) 757-3990

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         11.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any rights or remedies under or by reason of this Agreement (except for Sections 2.3(e), 7.3, 7.4 and 7.7, which are intended to benefit third party beneficiaries) and except for Sections 2.2(c), 2.2(d), 2.3 (a)-(d), 2.3(f), second sentence of Section 3, Section 6.1(b)(ii), 6.13, 8.4 and the second sentence of 10.3, which provisions are also intended for the benefit of the FDIC.

         11.5 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto (including without limitation the Warrant Exchange Agreement), contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter other than the terms of the WMI Confidentiality Letter and the Keystone Confidentiality Letter incorporated by reference in Section 8.6 hereof.

         11.6 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         11.7 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the State of New York as applicable to contracts executed and delivered in New York by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof.

         11.8 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    WASHINGTON MUTUAL, INC.


                                    By:/s/ Craig E. Tall
                                       ------------------------------------
                                       Its Executive Vice President
                                          ---------------------------------

                                    KEYSTONE HOLDINGS PARTNERS, L.P.

                                    By:   KH Group Management, Inc.,
                                          its General Partner

                                          By:/s/ Ray L. Pinson
                                             ------------------------------
                                             Its Vice President
                                                 --------------------------

                                    KEYSTONE HOLDINGS, INC.

                                    By:/s/ Ray L. Pinson
                                       ------------------------------------
                                       Its  Senior Vice President
                                           --------------------------------

                                    NEW AMERICAN HOLDINGS INC.

                                    By:/s/ Ray L. Pinson
                                       ------------------------------------
                                       Its Senior Vice President
                                           --------------------------------

                                    NEW AMERICAN CAPITAL, INC.

                                    By:/s/ Ray L. Pinson
                                       ------------------------------------
                                       Its Senior Vice President
                                           --------------------------------

                                    N.A. CAPITAL HOLDINGS, INC.

                                    By:/s/ Ray L. Pinson
                                       ------------------------------------
                                       Its Senior Vice President
                                           --------------------------------

                                    AMERICAN SAVINGS BANK, F.A.

                                    By:/s/ Mario J. Antoci
                                       ------------------------------------
                                       Its Chief Executive Officer
                                           --------------------------------

                                   EXHIBIT A


                                 PLAN OF MERGER
                               FOR THE MERGER OF
                            KEYSTONE HOLDINGS, INC.
                                 WITH AND INTO
                            WASHINGTON MUTUAL, INC.



         This Plan of Merger is made by and between Keystone Holdings, Inc., a Texas corporation ("Keystone Holdings") and Washington Mutual, Inc., a Washington corporation ("WMI") in connection with the transactions described in an Agreement for Merger dated July 21, 1996 (the "Merger Agreement") among WMI, Keystone Holdings Partners, L.P., a Texas limited partnership ("KH Partners"), Keystone Holdings, New American Holdings, Inc., a Delaware corporation ("New Holdings"), New American Capital, Inc., a Delaware corporation ("New Capital"), N.A. Capital Holdings, Inc., a Delaware corporation ("NACH Inc."), and American Savings Bank, a federal savings association ("American Savings Bank").

         All of the issued and outstanding shares of capital stock of Keystone Holdings are owned by KH Partners. Keystone Holdings owns, directly or indirectly, all of the issued and outstanding shares of voting capital stock of New Holdings, New Capital, NACH Inc. and American Savings Bank.

         Capitalized terms not otherwise defined herein shall have the meaning given them in the Merger Agreement. This Plan of Merger, including related documents, is intended to constitute a "Plan of Reorganization" as that term is used in section 354 of the Code. Further, this Merger is intended to constitute a "Reorganization" as defined in section 368(a)(1) of the Code.

         The boards of directors and the shareholders of Keystone Holdings and WMI have approved this Plan of Merger (the "Plan of Merger") under which Keystone Holdings shall be merged with and into WMI.

         Keystone Holdings and WMI hereby agree as follows:

         1. Merger. At and on the Effective Time of the Merger, Keystone Holdings shall be merged with and into WMI in accordance with the terms hereof. WMI shall be the surviving corporation.

         2. Effective Time. The effective time ("Effective Time") of this Merger shall be the time and date of the occurrence of both (a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such later time or date after such filings as may be specified in such articles of merger.

         3. Name. The name of the surviving corporation shall continue to be "Washington Mutual, Inc."

         4. Directors and Principal Officers. The names of the directors of the surviving corporation are set forth on Schedule I hereto. The principal officers of WMI immediately prior to the Effective Time shall continue to serve as principal officers of the surviving corporation after the Effective Time.

         5.      Terms and Conditions of Merger.  At the Effective Time of the
Merger:

                 (a) Conversion of Keystone Holdings Common Stock. Subject to the provisions below, at the Effective Time, each outstanding share of Keystone Holdings Common Stock shall be converted into the right to receive _______________ [insert the number determined by dividing the number of Keystone Initial Shares by the number of aggregate outstanding shares of Keystone Holdings Common Stock as of the Effective Time] shares of WMI Common Stock, together with a contingent right to ______________ [insert the number determined by dividing the Keystone Litigation Shares by the number of aggregate outstanding shares of Keystone Holdings Common Stock as of the Effective Time] which shall be delivered to _______________________ [insert name of Escrow Agent] (the "Escrow Agent") pursuant to an Escrow Agreement among the Escrow Agent, KH Partners, WMI and the Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund. Cash will be paid in lieu of fractional shares as provided in Section 5(c) below.

                 (b) WMI Common Stock. Each share of WMI Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged and shall continue to be owned by the stockholder thereof.

                 (c) No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of WMI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in exchange for any shares of Keystone Holdings Common Stock; no dividend or distribution with respect to WMI Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of WMI.

         6. Method of Effectuation; Exchange of Certificates. At the Effective Time, or, if later, promptly upon receipt by WMI of certificates evidencing all of the issued and outstanding shares of capital stock of Keystone Holdings, WMI shall deliver to KH Partners certificates evidencing the shares of WMI Common Stock to which KH Partners is entitled pursuant to Section 5(a) hereof. In addition, at the same time, WMI shall deliver certificates to the Escrow Agent evidencing the shares of WMI Common Stock to which KH Partners and the FRF have contingent rights pursuant to Section 5(a) hereof.

         All certificates evidencing WMI Common Stock described in Section 5(a) hereof delivered by WMI shall bear the following legend:

         These shares have not been registered under the Securities Act of 1933 as amended, or under the laws of any state, and thus may not be sold or transferred in the absence of an effective registration under such laws or an opinion of counsel acceptable to WMI to the effect that such registration is not required.

Certificates delivered which are to be distributed by KH Partners to persons who are deemed affiliates of Keystone Holdings may, at the option of WMI, bear the following legend:

         These shares shall not be pledged, sold, assigned, transferred or otherwise disposed of until three (3) days after the date that consolidated financial results covering at least 30 days of post-Merger combined operations of WMI and Keystone Holdings have been published by WMI in accordance with SEC Accounting Series Release No. 130, as amended by Release 135, and other applicable accounting rules.

         At the Effective Time, the stock transfer books of Keystone Holdings shall be closed, and there shall be no further registration of transfers of shares of Keystone Holdings Common Stock thereafter on the records of Keystone Holdings. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to the shares of Keystone Holdings Common Stock represented thereby immediately prior to the Effective Time except as provided herein.

         No interest shall be paid or accrue on or in respect of any portion of the WMI Common Stock, or the cash in lieu of fractional shares, to be delivered in exchange for the surrendered Certificates.

         7. Articles and Bylaws. At and after the Effective Time, the Articles of Incorporation and Bylaws of WMI as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the surviving corporation until amended in accordance with law. A copy of WMI's Articles of Incorporation are attached as Exhibit A.

         8. Rights and Duties of the Surviving Corporation. At the Effective Time, Keystone Holdings shall be merged with and into WMI, which shall be the surviving corporation and which shall continue to be a Washington corporation. All assets, rights, privileges, powers, franchises and property (real, personal and mixed) of Keystone Holdings shall be automatically vested in WMI as the surviving corporation by virtue of the Merger without any deed or other document of transfer. The surviving corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by WMI and Keystone Holdings, respectively.
The surviving corporation shall be responsible for all the liabilities of every kind and description of both WMI and Keystone Holdings immediately prior to the Effective Time, including liabilities for all debts, obligations and contracts of WMI and Keystone Holdings, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either WMI or Keystone Holdings. All rights of creditors and other obligees and all liens on property of either WMI or Keystone Holdings shall be preserved and shall not be released or impaired.

         9. Execution. This Plan of Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         Dated as of _______________, 1996.



                                    WASHINGTON MUTUAL, INC.

                                    By:
                                       ---------------------------------------
                                       Its
                                          ------------------------------------

                                    By:
                                       ---------------------------------------
                                       Its
                                          ------------------------------------


                                    KEYSTONE HOLDINGS, INC.

                                    By:
                                       ---------------------------------------
                                       Its
                                          ------------------------------------

                                    By:
                                       ---------------------------------------
                                       Its
                                          ------------------------------------

FA961970.040/7+

                                   EXHIBIT B

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Agreement") is made this ____ day of ___________, 1996, by and among ________________________________ (the "Escrow
Agent"), WASHINGTON MUTUAL, INC., a Washington corporation ("WMI"), KEYSTONE HOLDINGS PARTNERS, L.P., a Texas limited partnership ("KH Partners"), and the FEDERAL DEPOSIT INSURANCE CORPORATION (the "FDIC"), as manager of the FSLIC Resolution Fund (the "FRF"), as successor in interest to the Federal Savings and Loan Insurance Corporation.

                                    Recitals

         WHEREAS, WMI and KH Partners, together with certain of KH Partners' affiliates, have entered into an Agreement for Merger, dated as of July 21, 1996 (the "Merger Agreement"), pursuant to which Keystone Holdings, Inc. ("Keystone Holdings") will merge with and into WMI (the "Merger");

         WHEREAS, pursuant to Section 2 of the Merger Agreement, the Escrow Shares (as defined in the Merger Agreement) are to be delivered by WMI into escrow at the direction of KH Partners and the FDIC;

         WHEREAS, KH Partners owned all of the issued and outstanding stock of Keystone Holdings immediately prior to the Merger and has under the Merger Agreement a contingent right to have 65% of the Escrow Shares released to it from the Escrow;

         WHEREAS, the FDIC is selling, assigning, transferring and delivering the Warrants (as defined in the Merger Agreement) to WMI at the Closing of the Merger pursuant to a Warrant Exchange Agreement, dated as of July 21, 1996 (the "Warrant Exchange Agreement"), by and among WMI, the Keystone Entities (as defined in the Warrant Exchange Agreement), KH Partners, New West Federal Savings and Loan Association, American Savings Bank, F.A. and the FDIC and, as part of the consideration to be received in exchange for the Warrants, has a contingent right to have 35% of the Escrow Shares released to it from the Escrow; provided, however, that if an Adjustment Event (as defined in the Merger Agreement) has occurred, then the percentage of the Escrow Shares to which the FDIC shall have a contingent right shall be changed to 35.1% and the percentage of the Escrow Shares to which KH Partners shall have a contingent right shall be charged to 64.9%; and

         WHEREAS, the parties desire to appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent has agreed to accept such appointment.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

         2. Appointment of Escrow Agent. WMI, KH Partners, and the FDIC hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts its appointment, as escrow agent to hold and dispose of the Escrow Fund (as hereinafter defined) in accordance with the terms hereof.

         3. Delivery of Escrow Shares. Concurrently with the execution and delivery of this Agreement, KH Partners and the FDIC have directed WMI to deliver, or cause to be delivered, and WMI has so delivered or caused to be delivered, the Escrow Shares (as adjusted pursuant to the Merger Agreement), registered in the name of the [Escrow Agent] to the Escrow Agent. By execution hereof, the Escrow Agent evidences its receipt from WMI of the Escrow Shares. The term "Escrow Fund" shall mean the Escrow Shares together with (i) all dividends and distributions (of whatever nature) (other than dividends payable in shares of WMI Common Stock paid on or with respect to the Escrow Shares),
(ii) any additional or substitute securities with respect thereto, and (iii) any interest or earnings upon such dividends, distributions or additional or substitute securities in accordance with the terms of this Agreement (including without limitation amounts payable under the Notes (as hereinafter defined)).

         4.      Subaccounts.     The Escrow Agent shall establish and maintain
a subaccount with respect to each Holder (as defined herein) representing the pro rata portion of the Escrow Fund attributable to each such Holder.

         5.      Investment of Funds.

                 (a) The Escrow Agent shall invest and reinvest the cash portion of the Escrow Fund in U.S. Treasury Bills with maturities not exceeding 26 weeks except as otherwise directed in a joint letter signed by both KH Partners and the FDIC.

         The Escrow Agent shall not be liable for any loss suffered in connection with any investments made pursuant to joint instructions received from KH Partners and the FDIC. No instructions, requests or notices from KH Partners and the FDIC to the Escrow Agent shall be effective until received by the Escrow Agent in writing, and no such instructions, requests or notices shall be effective unless executed by both KH Partners and the FDIC.

                 (b) As and when any amounts invested as aforesaid may be needed for disbursement from the Escrow Fund as herein provided (including the funding of loans made pursuant to Section 8 hereof), the Escrow Agent shall cause a sufficient amount of such investments to be sold or otherwise converted into cash to the credit of the Escrow Fund. The Escrow Agent shall not be held liable for any loss of income due to the liquidation of any investment which the Escrow Agent, in its sole discretion and acting in good faith, believes necessary to make payments or disbursements in accordance with this Agreement.

         6. Transfers. KH Partners and the FDIC are the initial holders of contingent rights to receive the Escrow Shares. It is understood that KH Partners intends to distribute its contingent right in the Escrow Fund to the partners of KH Partners immediately after the Effective Time. Such partners, the FDIC and their transferees may transfer any or all of their respective contingent rights to the Escrow Fund, provided that no transfer shall be effective unless and until the proposed transferor has delivered to WMI the following documents:

         (a) an opinion of counsel reasonably satisfactory to WMI that such transfer is exempt from the registration requirements of the Securities Act of 1933 and similar requirements under all applicable state securities laws, accompanied by such other documentation as WMI shall reasonably require to demonstrate compliance with applicable requirements of federal and state securities laws, and

         (b) a written instrument executed by the proposed transferee whereby such party agrees to be bound by all applicable obligations contained in this Agreement.

         As used herein, the term "Holder" shall mean any Person owning from time to time a contingent right to receive a portion of the Escrow Fund. No Holder shall be allowed to transfer such Holder's contingent right to its allocated portion of the Escrow Fund until the Holder has repaid all outstanding Notes (as defined below in Section 8). The Escrow Agent shall not be required to treat any purported transfer as effective until such time as it has received (x) written notice of such transfer from the transferor, (y) written notice from WMI that the opinion of counsel and other documentation described above has been received, and (z) receipt of any tax or other information or documents reasonably requested by the Escrow Agent. The Escrow Agent shall maintain a list of the Holders and their addresses.

         7. Voting of Escrow Shares. For so long as any Escrow Shares (or any additional or substitute securities with respect thereto) are held by the Escrow Agent in accordance with the terms of this Agreement, each Holder of the contingent right to receive such shares shall have the absolute right to have its pro rata portion of the Escrow Shares (and any additional or substitute securities with respect thereto) voted on all matters with respect to which the vote of the holders of WMI Common Stock is required or solicited in accordance with the written instructions of such Holder at the time of the applicable record date as given to the Escrow Agent. The right of a Holder to instruct the Escrow Agent to vote any portion of the Escrow Shares shall be determined as of the record date established by WMI with respect to such vote. If no written instructions are timely received by the Escrow Agent from a Holder, then the Escrow Agent shall not vote any of the shares in the Escrow Fund to which such Holder owns a contingent right.

         8. Loans from the Escrow Fund. Each Holder shall have the right to request that the Escrow Agent make a loan to it out of the cash portion of the subaccount established with respect to it pursuant to Section 4. Such request must be delivered in writing to the Escrow Agent no later than 30 days following notice to such Holder of the payment to the Escrow Agent of any cash dividends or distributions on the Escrow Shares attributable to such Holder. Such request may be for a loan in a principal amount equal to no more than 45 percent of the amount of such dividend or distribution. Such request shall be accompanied by (a) an executed promissory note substantially in the form attached hereto as Exhibit 1 (the "Note"), (b) an opinion of counsel in form reasonably satisfactory to the Escrow Agent that the Note will not violate any applicable usury or similar laws and (c) receipt of any tax or other information or documents reasonably requested by the Escrow Agent. The loan shall accrue interest and be payable as provided in Exhibit A. The Escrow Agent shall calculate the Investment Rate as defined in Exhibit A within 30 days following the end of each calendar quarter and notify the borrowers of such rate.

         9. Release of Escrow Funds. The Escrow Agent will hold the Escrow Fund in its possession until authorized hereunder to deliver the Escrow Fund or any specified portion thereof as provided in this Section 9. The Escrow Agent shall take all actions called for in any notice delivered by WMI under this Section 9 within ten (10) business days of the date such notice is received; provided that the Escrow Agent shall not deliver to any Holder that Holder's Aggregate Escrow Distribution until any such Holder's Notes have been fully repaid or offset pursuant to subsection (d).

                 (a) Unless the Escrow Expiration Date shall have occurred, within thirty (30) days of the date on which Case Proceeds are received by WMI or its subsidiaries (including the Keystone Entities), WMI shall deliver written instructions to the Escrow Agent to deliver to each Holder such Holder's pro rata portion of the Aggregate Escrow Distribution and, (unless the provisions of subsection (c) apply) after making such distribution as to each and every Holder (or after setting aside a Holder's allocable portion of the Aggregate Escrow Distributon with respect to any Holder who has not repaid any outstanding Note or who has not delivered information or documents reasonably requested by the Escrow Agent), to return any remaining Escrow Shares to WMI for cancellation (together with the remainder of the Escrow Fund). The Escrow Agent shall not be required to make any payment to any Holder until such time as it has received any tax or other information or documents reasonably requested by it. No Holder shall be entitled to receive or shall receive any fractional shares of WMI Common Stock or cash in lieu of fractional shares.

                 (b) In the event that the Escrow Expiration Date has occurred and no Case Proceeds have been received by WMI or its subsidiaries (including the Keystone Entities), then WMI shall deliver written instructions to the Escrow Agent to return the Escrow Shares to WMI for cancellation together with the remainder of the Escrow Fund.

                 (c) Unless the Escrow Expiration Date shall have occurred, in the event that the Case Proceeds are received in Installments, then, within thirty (30) days of the date on which any Installment is received by WMI or its subsidiaries (including the Keystone Entities), WMI shall deliver written instructions to the Escrow Agent (i) to pay each Holder the pro rata portion of the Aggregate Escrow Distribution with respect to such Installment attributable to such Person, and (ii) after making the last Aggregate Escrow Distribution with respect to the last Installment as to each and every Holder (or after setting aside a Holder's allocable portion of the Escrow Fund with respect to any Holder who has not repaid any outstanding Note or who has not delivered information or documents reasonably requested by the Escrow Agent), to return any remaining Escrow Shares to WMI for cancellation,

(together with the remainder of the Escrow Fund). No Holder shall be entitled to receive or shall receive any fractional shares of WMI Common Stock or cash in lieu of fractional shares.

                 (d)      Upon receipt of the instructions described in (a),
(b) or (c) above, the Escrow Agent shall promptly notify the obligors under each outstanding Note that such Note is due and payable in full within seven days of the date of such notice and shall take all reasonable steps to effect such distribution within 30 days of receipt of WMI's written instructions. In the event that any obligor fails to pay the Note in full within ten (10) days of the date of such notice, the Escrow Agent shall deduct the amount of the Note (plus any interest or other amounts due thereunder) from the pro rata portion of the Aggregate Escrow Distribution otherwise due such obligor. In the event that (i) any obligor fails to pay such obligor's Note in full within ten (10) days of the date of such notice; (ii) the Escrow Expiration Date has occurred; and (iii) no Case Proceeds have been received by WMI or its subsidiaries (including the Keystone Entities), the Escrow Agent shall declare the Note to be in default and shall endorse the Note and assign all of its right, title and interest in the Note to WMI, without recourse.

                 (e) Beginning on the last day of the full calendar month immediately following the sixth anniversary of this Agreement and on the last day of every succeeding month, WMI shall deliver written instructions to the Escrow Agent to return to WMI a number of shares equal to 1.25% of the number of Escrow Shares (as adjusted pursuant to the definition of Escrow Shares in the Merger Agreement) held by the Escrow Agent on the sixth anniversary of this Agreement (together with any dividends and distributions received on such shares and any interest or earnings on such dividends); provided, that if there has been a final, nonappealable judicial resolution or settlement of the Case involving two or more Installments prior to the sixth anniversary of this Agreement, the provisions of this subsection shall not apply.

         10.     Escrow Agent's Responsibility.

                 (a) The Escrow Agent's sole responsibility shall be for the safekeeping of the Escrow Fund, the establishment and maintenance of subaccounts pursuant to Section 4, the investment of the Escrow Fund pursuant to Section 5, the making of loans as provided in Section 8, and the disbursement thereof in accordance with Section 9, and the Escrow Agent shall not be required to take any other action with reference to any matters which might arise in connection with the Escrow Fund, this Agreement, the Merger Agreement or the Warrant Exchange Agreement. The Escrow Agent may act upon any written instruction or other instrument which the Escrow Agent in good faith believes to be genuine and to be signed and sent by the proper Persons. The Escrow Agent shall not be required to take any action until such time as it has received written instructions as provided above and any tax or other information or documents reasonably requested by it. The Escrow Agent shall not be liable for any action taken by it in good faith and believed to be authorized or within the rights or powers conferred upon it by this Escrow Agreement or for anything which the Escrow Agent may do or refrain from doing in connection herewith unless the Escrow Agent is guilty of gross negligence, bad faith or willful misconduct. The Escrow Agent may from time to time consult with legal counsel of its own choice for advice concerning its obligations under this Agreement, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent has no duty to determine or inquire into the occurrence of any event or the performance or failure of performance of any of the parties hereto with respect to any agreements or arrangements with each other or with any other party or parties including, without limitation, the Merger Agreement or the Warrant Exchange Agreement.

                 (b) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement. The Escrow Agent's duties and obligations are purely ministerial in nature, and nothing herein shall be construed to give rise to any fiduciary obligations of the Escrow Agent. In the event of any disagreement or the presentation of any adverse claim or demand in connection with the disbursement of the Escrow Fund, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any items affected thereby, and in so doing, the Escrow Agent shall not become liable to the undersigned or to any other Person, due to its failure to comply with such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

                          (i) until authorized to disburse by a court order from a court having jurisdiction of the parties and the money, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

                          (ii) until all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof and shall have been directed in writing, signed jointly or in counterpart by the undersigned and by all Persons making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.

                 (c) The Escrow Agent shall treat all communications pursuant to this Agreement, whether oral or written, confidentially and shall not make any public disclosure of communications to or from any party hereto. In the event that the Escrow Agent is requested in any proceeding to disclose any communications, the Escrow Agent shall give prompt notice to KH Partners, the FDIC, any Holder and WMI of such request so that KH Partners, the FDIC, such Holder or WMI may seek an appropriate protective order or other remedy.

         11. Indemnification of Escrow Agent. WMI agrees to indemnify and hold the Escrow Agent and its officers and employees harmless for and from all claims, losses, liabilities and expenses (including, without limitation, reasonable legal fees and expenses, including any legal fees in any appeal or bankruptcy proceeding) arising out of or in connection with its acting as Escrow Agent under this Agreement, except in those instances where the Escrow Agent has been guilty of gross negligence, bad faith or willful misconduct. In addition, WMI agrees to pay to the Escrow Agent its reasonable fees and expenses in connection with the performance of its duties under this Agreement as set forth in the Escrow Fee Schedule as Schedule 1. Under no circumstances shall the Escrow Agent be entitled to charge the Escrow Fund for any amounts otherwise due to the Escrow Agent from WMI. The provisions of this Section 10 shall survive the termination of this Agreement.

         12. Termination. This Agreement shall terminate upon the complete disbursement of the remaining assets constituting the Escrow Fund in accordance with this Agreement. Upon such termination, the Escrow Agent shall close its records, and all of the Escrow Agent's liability and obligations in connection with the Escrow Fund and this Agreement shall terminate, other than liabilities and obligations incurred by it hereunder prior to such resignation becoming effective.

         13. Notices and Communications. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person or by courier, if by facsimile transmission (with receipt thereof acknowledged), or if sent by certified mail, return receipt requested and shall be deemed to have been received on the date of delivery in person, by courier, or by facsimile transmission, or on the date set forth in the return receipt, as follows:

         If to the Escrow Agent, at:

                 ___________________________________________
                 ___________________________________________
                 ___________________________________________
                 Attn:  ____________________________________
                 Facsimile Number:         _________________

         If to KH Partners, at:

                 Keystone Holdings Partners, L.P.
                 201 Main Street, 23rd Floor
                 Fort Worth, TX  76102
                 Attn:  Ray L. Pinson
                 Facsimile Number:         (817) 338-2047

                 Copies to:

                 Kelly, Hart & Hallman
                 201 Main Street, Suite 2500
                 Ft. Worth, TX  76102
                 Attn:  Billie J. Ellis, Jr.
                 Facsimile Number:         (817) 878-9280

                 and

                 Cleary, Gottlieb, Steen & Hamilton
                 One Liberty Plaza
                 New York, NY  10006
                 Attn:      Michael L. Ryan
                 Facsimile Number:         (202) 225-3999

         If to the FDIC, at:

                 Federal Deposit Insurance Corporation
                 801 17th Street, N.W.
                 Washington, D.C.  20434-0001
                 Attn:  Director, Division of Resolutions
                 Facsimile Number:         (202) 898-7024

                 Copy to:

                 Legal Division
                 Federal Deposit Insurance Corporation
                 1717 H Street, N.W.
                 Washington, D.C.  20434-0001
                 Attn:  David M. Gearin, Senior Counsel
                 Facsimile Number:         (202) 736-0382

         If to WMI, at:

                 Washington Mutual, Inc.
                 1201 Third Avenue, 15th Floor
                 Seattle, WA  98101
                 Attn:  Marc R. Kittner, Senior Vice President
                 Facsimile Number:         (205) 554-2790

                 Copy to:

                 Foster Pepper & Shefelman
                 1111 Third Avenue, 34th Floor
                 Seattle, WA  98101
                 Attn:  Fay L. Chapman
                 Facsimile Number:         (206) 447-9700

         Any party may change its address for notice purposes by providing written notice thereof in accordance with this Section. Notices to a Holder other than KH Partners or the FDIC shall be made in the manner described above to the address of such Holder as shown on the Escrow Agent's records.

         14.     Resignation; Removal.

         (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days' prior written notice of such resignation to WMI, KH Partners and the FDIC, specifying a date when such resignation shall take effect; provided, that no such resignation shall be effective until a successor Escrow Agent shall have been appointed and shall have accepted its appointment in writing as hereinafter set forth. Upon such notice, KH Partners, the FDIC and WMI shall use commercially reasonable efforts to mutually agree upon and appoint a successor Escrow Agent. If KH Partners, the FDIC and WMI are unable to agree upon a successor Escrow Agent within 30 days after such notice or such appointed Escrow Agent has not accepted such appointment in writing within such 30 day period, the Escrow Agent shall be entitled to appoint its successor, which shall be a commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus of at least $1 billion.

         (b) Any successor Escrow Agent (whether succeeding a resigning or removed Escrow Agent) shall deliver a written acceptance of its appointment to the resigning Escrow Agent, WMI, KH Partners, and the FDIC, and immediately thereafter, (i) the resigning Escrow Agent shall transfer and deliver the Escrow Fund to the successive Escrow Agent, whereupon the resignation of the resigning Escrow Agent shall become effective, and (ii) the successor Escrow Agent shall constitute the "Escrow Agent" for all purposes hereunder and all applicable provisions of this Agreement shall apply to the successor Escrow Agent as though it had been named herein. Any such resignation shall not relieve the resigning Escrow Agent from any liability incurred by it hereunder prior to such resignation becoming effective.

         (c) The Escrow Agent shall continue to serve until its successor accepts the duties of Escrow Agent hereunder. KH Partners, the FDIC and WMI shall have the right at any time upon their mutual consent to remove the Escrow Agent and substitute a new Escrow Agent, by giving 30 days' notice thereof to the then acting Escrow Agent. Any successor Escrow Agent appointed under this Section 14 shall be qualified to act as an escrow agent under applicable law.

         15.     Miscellaneous.

                 (a) This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the State of New York as applicable to contracts executed and delivered in New York by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof.

                 (b) Unless the context otherwise requires, under this Agreement words in the singular number include the plural, and words in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the context so indicates words of the neuter gender may refer to any gender.

                 (c) All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

                 (d) The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto or their successors or assigns.

                 (e) Neither this Agreement nor, except as explicitly provided in this Agreement, any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties.

                 (f) This Agreement constitutes the entire agreement between the Escrow Agent, on the one hand, and KH Partners, the FDIC and WMI, on the other hand. This Agreement supersedes all proposals, oral or written, and all other communications, oral or written, between the parties relating to the subject matter of this Agreement.

                 (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 (h) Each party hereto and each Holder, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number
(TIN) as assigned by the Internal Revenue Service.

                 (i) If any provision hereunder shall require the action by or notice to KH Partners, the provision shall be read to require the action by or notice to Robert M. Bass if KH Partners shall no longer be in existence.

         IN WITNESS WHEREOF, the parties, by their officers thereunto duly authorized, have executed and delivered this Agreement the date first above written.


KEYSTONE HOLDINGS PARTNERS, L.P.



By:
     -----------------------------
Name:
      ----------------------------
Title:
       ---------------------------

WASHINGTON MUTUAL, INC.



By:
     -----------------------------
Name:
      ----------------------------
Title:
       ---------------------------


FEDERAL DEPOSIT
INSURANCE CORPORATION,
as manager of the FSLIC Resolution Fund



By:
     -----------------------------
Name:
      ----------------------------
Title:
       ---------------------------




[ESCROW AGENT]:


By:
     -----------------------------
Name:
      ----------------------------
Title:
       ---------------------------

                                   EXHIBIT 1


                                PROMISSORY NOTE


$____________________ (U.S.)                      [Insert Location of Escrow
                                                  Agent's Office] [Insert Date
                                                  of Note]


                 FOR VALUE RECEIVED, the undersigned ("Borrower") hereby promises to pay to the order of ________________________ as Escrow Agent (the "Escrow Agent") under that certain Escrow Agreement dated __________________ (the "Escrow Agreement") among the Escrow Agent, Washington Mutual, Inc., Keystone Holdings Partners, L.P. and the Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund, at the Escrow Agent's office at _________________________________________, or at such other place as the holder of this Note (hereinafter, "Holder") may from time to time designate in writing, the sum of $__________________, in lawful money of the United States, together with interest thereon at a variable rate as set forth below. Interest for each full calendar quarter during the term of this Note shall be calculated on the basis of a 360-day year of four 90-day quarters. Interest for any partial calendar quarter at the beginning or end of the term of this Note shall be calculated on the basis of a 365 or 366-day year and the actual number of days in that quarter.

                 Section 1.  Interest Rate.

                 This Note shall bear interest at a variable rate, adjusted as of the first day of each calendar quarter, equal to the greater of: (i) the Applicable Federal Rate and (ii) the Investment Rate. "Applicable Federal Rate" shall mean a per annum rate equal to the applicable Federal rate as set forth in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended, or any successor provision. "Investment Rate" shall mean a per annum rate of interest equal to the per annum rate of return on the investment of the cash portion of the Escrow Fund for the immediately preceding calendar quarter as calculated by the Escrow Agent.

                 Section 2.  Interest Payments.

                 Beginning on [insert the last day of the calendar quarter in which the date of the Note occurs] and on the last day of each and every calendar quarter thereafter throughout the term of this Note, Borrower shall make quarterly payments to Holder of all accrued and unpaid interest.

                 Section 3.  Maturity.

                 Unless sooner repaid by Borrower, the entire unpaid principal amount plus all accrued but unpaid interest, and all other amounts owing hereunder shall be due and payable in full on the Maturity Date.

                 As used herein, "Maturity Date" shall mean the earlier to occur of (i) the day which is seven days following notice given by the Escrow Agent as provided in Section __ of the Escrow Agreement or (ii) the Escrow Expiration Date.

                 Section 4.  Default; Remedies.

                 If the payment of any amount payable hereunder is not made within ten days of when due, then, at the option of Holder, the entire indebtedness evidenced hereby shall become immediately due and payable and all such amounts, including all accrued but unpaid interest, shall thereafter bear interest at a variable rate, adjusted at the time at which the rate would otherwise have been adjusted pursuant to Section 1, of five percent (5%) per annum above the rate hereunder that would have been applicable from time to time had there been no default (the "Default Rate") until such default is cured. Failure to exercise this option shall not waive the right to exercise the same in the event of any subsequent default. In the event of such default the undersigned promise to pay all collection expenses, including reasonable attorneys' fees incurred with or without suit and on appeal. Interest at the Default Rate shall commence to accrue upon default under this Note, including the failure to pay this Note on the Maturity Date.

                 Section 5.  Consent to Jurisdiction; Waiver of Immunities.

                 Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Seattle, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note and hereby waives any objection to venue in any such court, and waives any claim that such forum is an inconvenient forum. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall impair the right of Holder to bring any action or proceeding against Borrower, or any of its property, in the courts of any other jurisdiction.

                 Section 6.  Late Charge.

                 If any amount payable hereunder is paid more than ten (10) days after the due date thereof, Borrower promises to pay a late charge of five percent (5%) of the delinquent amount as liquidated damages for the extra expense of handling past due payments.

                 Section 7.  Miscellaneous.

                 (a) Every person or entity at any time liable for the payment of the indebtedness evidenced hereby waives presentment for payment, demand and notice of nonpayment of this Note. Every such person or entity further hereby consents to any extension of the time of payment hereof or other modification of the terms of payment of this Note, the release of all or any part of the security herefor or the release of any party liable for the payment of the indebtedness evidenced hereby at any time and from time to time at the request of anyone now or hereafter liable therefor. Any such extension or release may be made without notice to any of such persons or entities and without discharging their liability.

                 (b) Each person or entity who signs this Note is jointly and severally liable for the full repayment of the entire indebtedness evidenced hereby.

                 (c) The headings to the various sections have been inserted for convenience of reference only and do not define, limit, modify, or expand the express provisions of this Note.

                 (d) This Note is made with the reference to and is to be construed in accordance with the laws of the state of New York.

                 DATED as of the day and year first above written.


                                        [BORROWER'S SIGNATURE]





FA961940.002/19+

                                  EXHIBIT C








                                  [OMITTED]

                                  EXHIBIT D



         Investor Contact:      JoAnn DeGrande                     July 22, 1996
                                (206) 461-3186             FOR IMMEDIATE RELEASE

                         WASHINGTON MUTUAL TO ACQUIRE
                     AMERICAN SAVINGS BANK THROUGH MERGER,
                     CREATING WEST COAST BANKING POWERHOUSE

                 SEATTLE - In a move that would position it among the top West Coast banking institutions and represent a major market expansion into California, Seattle-based Washington Mutual, Inc. (Nasdaq: WAMU) today announced the signing of an agreement to acquire through an all stock merger Keystone Holdings, Inc. and its American Savings Bank subsidiary of Irvine, Calif.

                 The combination of Washington Mutual and American would create a banking powerhouse with more than $42 billion in assets, $23 billion of deposits and 500 offices in seven Western states. Based on Friday's closing price of $30 1/8 per share for Washington Mutual common stock, the company would have a market capitalization exceeding $3.5 billion, a figure that would place it at the top of the savings industry.

                 Based on assets, the combined organization would be the nation's 24th-largest banking company. Washington Mutual will continue to be headquartered in Seattle.

                 "This is a landmark day for Washington Mutual and for our industry," said Kerry Killinger, the company's chairman, president and chief executive officer, who will continue in his current position following the transaction. "Through this combination, we are creating one of the leading consumer financial services companies in the West, benefiting customers, employees and our communities. We anticipate that the transaction will be immediately accretive to earnings per share and should greatly accelerate our ability to reach the aggressive financial targets we've established for ourselves. We also believe it will greatly improve prospects for creating long-term shareholder value."

                 One of Washington Mutual's banking subsidiaries, Washington Mutual Bank, currently is the No. 1 residential mortgage originator in the states of Washington and Oregon and is a leading depository in both states. Washington Mutual also has offices in Utah, Idaho and Montana.

WAMU -- 2


                 American Savings Bank is California's No. 2 residential mortgage originator. It will retain the American Savings Bank name in all its markets after the transaction is completed.

         TERMS OF TRANSACTION

                 Under the terms of the agreement, Washington Mutual will issue 48 million shares of common stock in a transaction accounted for as a pooling of interests. Of this total, 40 million shares will initially be distributed to investors in the partnership that owns Keystone and to the FDIC, as manager of the FSLIC Resolution Fund, which, under a separate warrant exchange agreement, will receive Washington Mutual common stock in exchange for the interest it currently holds. The FDIC has maintained a stake in a Keystone subsidiary that has owned American since the bank was recapitalized in 1988. Of these initial shares, the investors will receive 26 million shares of the consideration in a tax-free exchange, while the FDIC will receive 14 million shares.

                 Based on Friday's closing price, the initial share issuance would be valued at approximately $1.2 billion.

                 The other 8 million shares of common stock will be issued and placed in escrow. The distribution of these escrow shares will depend on the outcome of a lawsuit filed by Keystone and certain affiliates against the federal government. The lawsuit challenges the government's decision to disallow certain regulatory forbearances that were negotiated at the time the investors acquired American. Cash proceeds from any judgment or settlement would be paid directly to Washington Mutual. The company would then release shares from the escrow to the investors and the FDIC, based on the amount of the recovery, net of taxes and certain litigation and escrow expenses. If no judgment or settlement is obtained, the shares will be retired.

                 Also as part of the financial terms of the agreement, Washington Mutual will assume approximately $365 million of outstanding senior and subordinated debt and $80 million of outstanding preferred stock of the companies that own American.

                 Pretax restructuring charges are anticipated to amount to $118 million. In addition, Washington Mutual will make a one-time, pretax provision of $125 million to loan loss reserves to conform with the company's existing reserving methodology. In all,





                                     -More-

WAMU -- 3

         pretax restructuring and other transaction-related charges are anticipated to amount to $243 million ($200 million after-tax).

         FDIC EXPECTED TO SELL SHARES; KEYSTONE INVESTORS TO REMAIN ONGOING SHAREHOLDERS

                 It is anticipated that, working with Washington Mutual, the FDIC will sell its initial shares in a public offering shortly following the close of the transaction.

                 The investors would initially hold approximately 22 percent of Washington Mutual's outstanding common stock after the transaction. These investors include Robert M. Bass, who would initially hold approximately 8 percent of Washington Mutual's outstanding common stock as a result of his direct ownership interest in the partnership.

                 The agreement also provides for two people, mutually agreed upon by both Washington Mutual and Bass, to be invited to join Washington Mutual's current board of directors. "We are very pleased that Robert Bass and the other primary Keystone investors have expressed their interest in becoming long-term shareholders in our company," Killinger said. "They share our philosophy of creating long-term shareholder value through the execution of the company's strategic plan."

         BUSINESS COMBINATION:  A STRATEGIC "FIT"

                 "American's operations will provide our company with an immediate statewide presence in California, as well as an opportunity to offer American's customers an expanded line of products and services," Killinger said. "This combination, along with aggressive marketing efforts, provides terrific prospects for successful execution of our consumer banking strategy in California."

                 As of June 30, American operated 158 branches and 61 loan offices in California, as well as a new loan office in Phoenix, Ariz. These locations will complement Washington Mutual's 248 financial centers and 23 loan centers in Washington, Oregon, Idaho, Utah and Montana. Washington Mutual also operates 46 commercial banking offices in Washington and Oregon.

                 American would also add more than 581,000 new households to Washington Mutual's base, bringing the total number of households served by the company to over 1.3 million.

                 In California, Washington Mutual will enter a state with a population more than three times the size of Washington and Oregon combined. After several recessionary





                                     -More-

WAMU -- 4

         years in the early 1990s, the California economy has posted gains in both employment and personal income in 1994 and 1995.

                 "California offers a large, urban-based population and a good economic mix of high tech, entertainment, trade, tourism and agriculture," said Killinger. "Our consumer banking strategy, highlighted by aggressive promotion of checking accounts and subsequent cross-selling of consumer loans and other products and services, has proven very successful in markets with similar characteristics."

                 Killinger noted that American's balance sheet composition is an excellent fit with Washington Mutual's.

                 American's loan and investment portfolios, consisting primarily of adjustable-rate mortgages and mortgage-backed securities, will complement Washington Mutual's portfolio, he said, and will accelerate the company's efforts to reduce its interest rate risk.

                 At June 30, 1996, American's nonperforming assets were 1.08 percent as a percentage of total assets. Based on June 30 figures, the combined companies' nonperforming assets to total assets ratio would be 0.77 percent, comfortably within Washington Mutual's corporate goal of 1 percent or less, Killinger said. After the $125 million provision, reserves as a percentage of nonperforming loans would be 169.5 percent.

                 "Carefully managing asset quality and maintaining strong reserves will continue to be a top priority for our company in the years ahead," Killinger said.

         BRANCH CLOSURES NOT ANTICIPATED; COMMON OPERATING PLATFORM TO BE INTRODUCED

                 Following the transaction, American Savings Bank will become a wholly owned subsidiary of Washington Mutual, Inc. and will continue using the American name in its markets. Branch and loan center closures are not anticipated as a result of the combination, and American will also maintain its administrative offices in Irvine and Stockton, Calif.

                 Although consolidation of certain head-office functions is expected, Killinger said it is not possible at this time to determine the number of positions that will be affected. "We anticipate that over the next two years, the majority of our projected expense reductions will be achieved by converting American's operating platform and back-office





                                     -More-

WAMU -- 5

         systems to those of Washington Mutual. These consolidations will not have a material effect on overall employment."

                 Most of American's nearly 3,000 employees will be offered positions after the transaction is completed. A severance package will be made available to eligible employees whose positions are consolidated.

                 "American has a strong and experienced management team that has helped elevate the bank to the No. 2 position in California's residential mortgage market," Killinger said. "Our goals are to expand American's mortgage lending and consumer banking presence in California, continue to improve on operating efficiencies and position it for growth through potential acquisitions. Our future management group in California will be structured to achieve these goals in the most timely manner, and American's current management team will be well represented."

                 Killinger said the new management structure would be announced prior to closing.

         ANTOCI TO RETIRE, CONTINUE ON AS ADVISOR

                 Mario Antoci, American's chairman and CEO, announced that he will retire upon the close of the transaction. Antoci, who has been cited nationally for his contributions to lending to low- to moderate-income and minority neighborhoods in California, will continue to be involved in CRA and community development issues as an advisor to Killinger.

                 "The highlight of my career has been helping to build American into the premier organization it is today," Antoci said. "And this union with Washington Mutual moves American into yet another new era, one offering many exciting opportunities.

                 "Today's announcement is positive news for our employees, customers and our California communities. As part of a larger organization, most of our employees will find that they have even greater career opportunities than before. Our customers will enjoy Washington Mutual's expanded line of products and services without any disruption in service. And American will be able to continue meeting the credit needs of all its communities -- particularly those in our central cities -- in the same excellent manner in which we've done for many years."

                 "Both Washington Mutual and American have earned top CRA ratings and enthusiastically support lending to markets that have been traditionally under-served,"





                                     -More-

WAMU -- 6

         Killinger added. "We are extremely pleased that Mario will be continuing on as an advisor on CRA and community development issues. His experience and counsel will be a tremendous asset as our companies continue their leadership role in meeting the credit needs of all our communities."

         A LOOK TO THE FUTURE

                 "The agreement with American represents further progress in our mission to be the premier financial services company in the West," Killinger said. "We will continue to adhere to the strategies that are part of the strategic plan that we introduced last year."

                 "These strategies include strengthening our consumer banking franchise throughout the West; further diversifying our business mix by increasing our commercial banking operations; decreasing our sensitivity to movements in interest rates; improving the margins of our core businesses; keeping a watchful eye on expenses; operating even more efficiently; and maintaining strong asset quality."

                 The agreement for merger has been approved by the boards of directors of both companies as well as Keystone's shareholder. The warrant exchange agreement has also been approved by the FDIC. The transaction requires the approvals of federal regulators and of holders of two-thirds of Washington Mutual's outstanding capital stock. Pending these approvals, Washington Mutual expects that the transaction will be completed by year-end 1996, with the conversion of American's business systems to follow within six months.

                 American Savings Bank, based in Irvine, Calif., had more than $20 billion in assets at June 30, 1996. It operates 158 branches and 61 loan offices throughout California. The bank also operates one loan office in Arizona.

                 With a history dating back to 1889, Washington Mutual, Inc. is a diversified financial services company focusing on families and small- to mid-size businesses. At June 30, 1996, Washington Mutual and its subsidiaries had assets of $22.3 billion and operated more than 300 offices in Washington, Oregon, Idaho, Utah and Montana. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

                                      ###





                                     -More-

WAMU -- 7


         Editor's Note: Kerry Killinger and Mario Antoci will participate in a telephone conference call for reporters at 1 p.m. Eastern Daylight Time on Monday, July 22. To participate in the conference, please call 1-800-732-1388 by 12:50 p.m. EDT.

         Satellite coordinates -- need input from Abernathy.

         Washington Mutual's press releases are available at no charge through PR Newswire's Company News On Call fax services. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-758-5804, extension 959552. On the internet, press releases may be accessed at http://www.prnewswire.com/cnoc/exec/menu?959552.





                                     -More-

                WASHINGTON MUTUAL, INC./KEYSTONE HOLDINGS, INC.
                                  AT-A-GLANCE

JUNE 30, 1996 FIGURES (ALL DOLLAR FIGURES IN MILLIONS, EXCEPT PER SHARE PRICES).
                 FINANCIAL RATIOS REFLECT YEAR-TO-DATE FIGURES.

                                          WAMU              KEYSTONE           PRO FORMA
 Total Assets                             $22,323            $20,481             $42,165(1)

 Total Deposits                           $11,027            $12,729              $23,756

 Total Loans                              $13,800            $12,836              $26,511

 Net Income (Second Qtr.)                  $61.4              $34.3                $95.7

 Net Income (First Half)                   $120.9             $74.5                $195.4

 Return on Assets                          1.09%              0.74%                0.94%

 Return on Common Equity                   15.22%             15.93%              17.76%(1)

 Nonperforming Assets                      $103.2             $219.9               $323.1

 Nonperforming Assets/Assets                .46%              1.07%                0.77%

 Reserves                                  $144.2             $90.0              $359.3(2)

 Reserves/Nonperforming Loans              189.5%             66.3%              169.5%(2)

 Stockholders' Equity/Assets               7.38%              3.08%               5.28%(1)

 Book Value Per Share                      $19.73              ----              $17.96(1)

 Closing Stock Price Per Share           $30.125(3)            ---                  ---

 Shares Outstanding                       77.5(4)              ---                 117.5

 Market Capitalization                     $2,316              ---               $3,525(5)

 Branch Locations                           248                158                  406

 Loan Offices                                23                 62                   85

 Commercial Bank Offices                     46                ---                   46

 Total Banking Offices                      317                220                  537

 Households Served (000's)                  769                581                  1.3

 Employees                                 4.932              2.972                7,904



- ----------------------------------

(1) Reflects anticipated, capital, restructuring and other transaction-related adjustments

(2) Includes one-time, pretax provision of $125 million

(3) Friday, July 19, closing price

(4) Fully diluted shares

(5) Assumes initial 40 million share issuance at Friday's closing price